UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                      Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

YRC Worldwide Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10990 Roe Avenue

Overland Park, Kansas 66211

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 1, 2018

The 2018 Annual Meeting of Stockholders (Annual Meeting) of YRC Worldwide Inc. (we, us, our or the Company) will be held at our corporate headquarters, 10990 Roe Avenue, Overland Park, Kansas 66211, on Tuesday, May 1, 2018 at 10:00 a.m., Central Time, to vote on the following matters:

Proposal 1:	election of eight members of our Board of Directors named in the accompanying proxy statement for a one-year term to expire at the 2019 Annual Meeting of Stockholders;

Proposal 2:	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018;

Proposal 3:	advisory vote to approve the compensation of our named executive officers;

and transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

The accompanying proxy statement provides information about the matters you will be asked to consider and vote on at the Annual Meeting.

Our Board of Directors has fixed the close of business on March 5, 2018 as the record date for determining holders of record (Stockholders) of our common stock, par value $0.01 per share, and Series A Voting Preferred Stock, par value $1.00 per share, entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting. We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials on the Internet. As a result, we are mailing a notice to our Stockholders instead of a printed copy of the proxy statement and our 2017 annual report to stockholders. The notice provides instructions on how to access those materials on the Internet and how to obtain printed copies.

Our Stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, our Board of Directors asks that you vote as soon as possible. You may vote by proxy on the Internet, via toll-free telephone number or, if you received a proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Your vote is important and all Stockholders are encouraged to attend the Annual Meeting and vote in person or by proxy.

Thank you for your support and continued interest in our Company.

By Order of the Board of Directors:

James A. Fry

Secretary

Overland Park, Kansas

March 19, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING TO BE HELD ON MAY 1, 2018

The Company’s proxy statement for the Annual Meeting and its annual report to stockholders for the fiscal year ended December 31, 2017 are available at www.proxyvote.com.

YRC WORLDWIDE INC.

2018 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

10990 Roe Avenue

Overland Park, Kansas 66211

PROXY STATEMENT

FOR

2018 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors (Board) for use at our 2018 Annual Meeting of Stockholders (Annual Meeting), to be held at our corporate headquarters, 10990 Roe Avenue, Overland Park, Kansas 66211, at 10:00 a.m., Central Time, on Tuesday, May 1, 2018, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting. Our telephone number is 913.696.6100, and our mailing address is 10990 Roe Avenue, Overland Park, Kansas 66211. Our website address is www.yrcw.com. Information on our website is not a part of this proxy statement. When used in this proxy statement, the terms we, us, our and the Company refer to YRC Worldwide Inc. and, unless the context requires otherwise, its subsidiaries.

On or about March 19, 2018, we began mailing a Notice of Internet Availability of Proxy Materials (Notice) to the record holders of our common stock, par value $0.01 per share (Common Stock), and Series A Voting Preferred Stock, par value $1.00 per share (Series A Preferred Stock). The Company’s proxy statement for the Annual Meeting and the Company’s annual report to stockholders (Annual Report) for the fiscal year ended December 31, 2017, which includes the Company’s fiscal 2017 audited consolidated financial statements, are available at www.proxyvote.com. The Annual Report does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

Throughout this proxy statement, holders of our Common Stock and the Series A Preferred Stock are referred to collectively as Stockholders. The Common Stock and Series A Preferred Stock are referred to collectively as Securities.

QUESTIONS AND ANSWERS

Why did I receive these materials?

Our Board has made these materials available to you on the Internet, or, upon your request, has delivered printed proxy materials to you, in connection with our Board’s solicitation of proxies for use at the Annual Meeting. As a Stockholder, you are invited to attend the Annual Meeting and to vote in person or by proxy on the proposals described in this proxy statement.

What is included in the proxy materials?

The proxy materials include:

•	this proxy statement;

•	the proxy card or voting instruction form; and

•	our Annual Report.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we are making this proxy statement and our Annual Report available to Stockholders electronically on the Internet. On or about March 19, 2018, we began mailing the Notice to Stockholders of record as of March 5, 2018 (Record Date). Holders of our Securities will be able to access the proxy materials on the Internet at www.proxyvote.com or request printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or request a printed copy are found in the Notice. We believe this electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of the Annual Meeting. We also encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., at 1.800.884.4225 or at www-us.computershare.com/investor/contact.

What am I voting on?

Our Board is soliciting your vote for:

•	Proposal 1: election of eight members of our Board for a one-year term to expire at the 2019 Annual Meeting of Stockholders (2019 Annual Meeting);

•	Proposal 2: ratification of the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for fiscal year 2018; and

•	Proposal 3: advisory vote to approve the compensation of our named executive officers.

What are the Board’s recommendations?

Our Board recommends you vote:

•	FOR the election of the eight directors for a one-year term to expire at the 2019 Annual Meeting (Proposal 1);

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2018 (Proposal 2); and

•	FOR the advisory vote to approve the compensation of our named executive officers (Proposal 3).

How can I get electronic access to the proxy materials?

The Notice provides you with instructions on how to view the proxy materials for the Annual Meeting on the Internet. The website on which you can view our proxy materials will also allow you to elect to receive future proxy materials electronically by email, which will save us the cost of printing and mailing materials to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.

Who is entitled to vote at the Annual Meeting?

Stockholders of record as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you are a Stockholder as of the Record Date or if you are the legal proxy holder or qualified representative of a Stockholder. In addition, you will need to register when you arrive at the Annual Meeting. To verify your identity, you will be required to present government-issued photo identification, such as a driver’s license, state identification card or passport. If you own shares in a brokerage account in the name of your broker or bank (“street name”), you should bring your most recent brokerage account statement or other evidence of your Common Stock ownership, as well as a legal proxy from the broker, bank or other nominee that holds your Common Stock. If we cannot verify that you own our Common Stock or Series A Preferred Stock, it is possible that you may not be admitted to the meeting. Members of the media will not be given access to the Annual Meeting (unless they are a Stockholder as of the Record Date).

Stockholders must provide advance written notice to the Company if they intend to have a qualified representative attend the Annual Meeting on their behalf. The notice must include the name and address of the qualified representative and must be received by the close of business on April 24, 2018. Notices should be directed to YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, Attention: Secretary.

The use of cameras, video and audio recording devices and other electronic devices at the Annual Meeting is prohibited. We realize that many cellular phones have built-in digital cameras and audio recording devices, and while you may bring these phones into the venue, you may not use the camera or recording function at any time.

May I ask questions at the Annual Meeting?

Yes. We expect that all of our directors and executive officers as well as representatives of KPMG will be present at the Annual Meeting. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions so that more Stockholders will have an opportunity to ask questions.

How many votes do I have?

On the Record Date, there were 33,868,583 shares of Common Stock and one share of Series A Preferred Stock (in each case, exclusive of treasury shares) outstanding. Each Stockholder is entitled to one vote for each outstanding share of Common Stock or Series A Preferred Stock held as of the Record Date.

We refer to the total number of votes represented by our outstanding Securities as our total voting power. As of the Record Date, our Stockholders held 100% of the total voting power entitled to vote at the Annual Meeting.

What is the difference between holding Securities as a holder of record and as a beneficial owner?

Stockholders of Record. If your Common Stock or Series A Preferred Stock is registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the Stockholder of record of those shares, and we sent the Notice directly to you.

Beneficial Owners of Common Stock. If your Common Stock is held in an account at a broker, bank or other nominee, then you are the beneficial owner of the Common Stock, and the Notice was sent either directly to you or was forwarded to you by your broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the Stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the Common Stock held in your account.

What is the quorum required for the Annual Meeting?

A majority of our voting power outstanding on the Record Date must be present in person or represented by proxy at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Your Securities will be counted for purposes of determining the presence of a quorum (whether representing votes for, against, withheld or abstained, or broker non-votes) if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the Annual Meeting, the holders of a majority of the Securities (but in any event not less than one-third of such Securities) who are present, in person or represented by proxy, or the chairman of the meeting, may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

If I am a Stockholder of record, how do I vote?

There are four ways to vote:

•	In person. If you are a Stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot at the meeting.

•	On the Internet. You may vote by proxy on the Internet by following the instructions in the Notice.

•	By telephone. You may vote by proxy on the telephone by following the instructions in the Notice or by calling the toll-free number on the proxy card.

•	By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed proxy card, your vote or proxy card must be received by 10:59 p.m., Central Time, on April 30, 2018 to be counted.

If I am a beneficial owner of Common Stock held in street name, how do I vote?

There are four ways to vote:

•	In person. If you are a beneficial owner of Common Stock held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your Common Stock. Please contact your broker, bank or other nominee for instructions on obtaining a proxy.

•	On the Internet. You may give your voting instructions to your nominee on the Internet by following the instructions on the voting instruction form.

•	By telephone. You may give your voting instructions to your nominee by calling the toll-free number on the voting instruction form.

•	By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by completing the voting instruction form and mailing it back in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed voting instruction form, your vote or voting instruction form must be received by 10:59 p.m., Central Time, on April 30, 2018 to be counted.

How do I vote if I own shares of Common Stock through the Teamster-National 401(k) Savings Plan for the benefit of International Brotherhood of Teamsters employees?

If you participate in the Teamster-National 401(k) Savings Plan for the benefit of our International Brotherhood of Teamsters (IBT) employees, you do not actually own shares of Common Stock. The 401(k) plan trustee owns the shares on your behalf. Under the Teamster-National 401(k) Savings Plan, however, you have pass-through voting rights based on the number of shares of Common Stock allocated to your account. You may exercise your pass-through voting rights on the Internet at www.proxyvote.com, or by calling 1.800.690.6903 and following the instructions provided. If you requested printed copies of the proxy materials by mail, you may also vote by marking, signing and dating the enclosed card and returning it as soon as possible in the enclosed envelope. Please note that because you do not own our Common Stock, you are not entitled to attend our Annual Meeting and vote in person. If you fail to give timely voting instructions to the 401(k) plan trustee, your shares will be voted by the trustee in the same proportion as shares held by the trustee for which voting instructions are received. Your vote must be received by 10:59 p.m., Central Time, on April 24, 2018 to be counted.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a Stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your Securities in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders determine in their discretion on any other matters properly presented at the Annual Meeting.

Beneficial Owners of Common Stock. If you are a beneficial owner of Common Stock and do not provide the nominee that holds your Common Stock with specific voting instructions, the nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your Securities on a non-routine matter, it will not have authority to vote your Common Stock on that matter. This result is generally referred to as a broker non-vote. When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining the existence of a quorum, but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the nominee that holds your Securities by carefully following the instructions provided in the Notice or voting instruction form.

Which proposals are considered routine or non-routine?

Proposal 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2018) is a proposal we believe is routine.

Proposal 1 (election of directors) and Proposal 3 (advisory vote to approve the compensation of our named executive officers) are proposals we believe are non-routine.

How are abstentions and broker non-votes treated?

For the purpose of determining whether our Stockholders have approved a proposal, abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and will therefore have no effect on the outcome of that proposal.

What vote is required to approve each proposal?

The following table describes the voting requirement for each proposal:

Proposal 1 Election of eight directors for a one-year term to expire at the 2019 Annual Meeting of Stockholders	Each director must be elected by a plurality of the votes cast. This means the eight nominees who receive the greatest number of FOR votes will be elected.

Proposal 2 Ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2018	This proposal must be approved by a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Proposal 3 Advisory vote to approve the compensation of our named executive officers	This proposal must be approved by a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

What is the effect of an advisory vote?

As an advisory vote, Proposal 3 is not binding on our Board or Compensation Committee and the final decision on the matter covered by such proposal remains with them. However, we value the opinion of our Stockholders on the important issues covered by such proposals. Approximately 96% of the total votes cast on the proposal for the advisory vote to approve the compensation of our named executive officers at our 2017 Annual Meeting of Stockholders were voted for such proposal. Our Compensation Committee appreciated this level of support for its compensation philosophy and will consider the results of the advisory vote on named executive officer compensation (Proposal 3) when making future executive compensation decisions.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before your vote is due, which deadline includes the final vote at the Annual Meeting if you have the right to vote in person. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the applicable deadline will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person if you have the right to vote in person. Mere attendance at the Annual Meeting will not automatically revoke your proxy unless you vote in person at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

We will handle proxy instructions, ballots and voting tabulations that identify individual Stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, Stockholders provide written comments on their proxy cards. These may be forwarded to management and/or our Board.

How will my proxy be voted?

Securities represented by a properly executed proxy (in paper form, by Internet or by telephone) that is received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. James L. Welch and James A. Fry are named as proxies in the proxy form and have been designated by the Board as the directors’ proxies to represent you and vote your Securities at the Annual Meeting. All Securities represented by a properly executed proxy on which no choice is specified will be voted:

•	FOR the election of the eight directors named in this proxy statement for a one-year term to expire at the 2019 Annual Meeting of Stockholders;

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2018;

•	FOR the advisory vote to approve the compensation of our named executive officers; and

•	in accordance with the proxy holders’ best judgment as to any other business that properly comes before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results may be announced at the Annual Meeting and will be promptly announced after the Annual Meeting. The final voting results will be tallied by the Inspector of Election for the Annual Meeting and announced in a Current Report on Form 8-K or quarterly report on Form 10-Q filed with the SEC within four business days after the final voting results are known.

Who is paying the cost of this proxy solicitation?

We are paying the cost of soliciting proxies. We have retained Morrow Sodali Global LLC to assist in soliciting proxies for a fee of $8,000, with an additional nominal cost to solicit certain holders, plus reasonable out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of Common Stock their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners who specifically request them and in obtaining voting instructions from those beneficial owners.

In addition to soliciting proxies by mail, members of our Board and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from Stockholders who are our employees or who have previously requested electronic receipt of proxy materials.

Who can help answer my questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement, or if you need directions to or special assistance at the Annual Meeting, please contact our Secretary at 913.696.6100 or by mail at 10990 Roe Avenue, Overland Park, Kansas, 66211. In addition, information regarding the Annual Meeting is available via the Internet at the website, www.proxyvote.com.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2019 ANNUAL MEETING

Stockholder Proposals

For inclusion in the proxy materials to be distributed for the 2019 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (Exchange Act), a stockholder proposal must be submitted in writing and received by our Secretary on or before November 19, 2018.

The Company’s Amended and Restated Bylaws (Bylaws) further provide that a stockholder proposal of other business that is not submitted for inclusion in the Company’s proxy materials, but that a stockholder instead wishes to present directly at the 2019 Annual Meeting, must be submitted by notice in writing and received by the Company’s Secretary not fewer than 60 days nor more than 90 days prior to the date of the 2019 Annual Meeting, as provided in our Bylaws. If, however, we give fewer than 70 days’ notice or prior public disclosure of the date of the 2019 Annual Meeting, then, to be timely, we must receive notice of the Stockholder proposal by the 10th day following the day we provide notice of, or publicly disclose, the date of the 2019 Annual Meeting.

Director Nominations

The Company’s Bylaws provide that stockholders who wish to nominate qualified candidates for election to our Board must be submitted by notice in writing and received by the Company’s Secretary not fewer than 14 days nor more than 50 days prior to the date of the 2019 Annual Meeting, as provided in our Bylaws. If, however, we give fewer than 21 days’ notice or prior public disclosure of the date of the 2019 Annual Meeting, then, to be timely, we must receive notice of the Stockholder proposal by the seventh day following the day we provide notice of, or publicly disclose, the date of the 2019 Annual Meeting. Each such notice must provide the following information about each nominee:

•	name, age, business address and, if known, residence address;

•	principal occupation or employment; and

•	number of shares of our stock of the Company that are owned, directly or indirectly, beneficially and of record.

Our Governance Committee uses the criteria described in Structure and Functioning of the Board—Board Committees—Governance Committee in this proxy statement when considering nominees for director, including nominees submitted by Stockholders.

As a condition for any nomination, we reserve the right to require any Stockholder nominee to complete and sign a questionnaire to provide, among other things, information about an individual’s background and experience, securities ownership, independence, insider transactions and compensation.

Additional Information for Stockholder Proposals and Director Nominations

Any proposals or nominations described above must be delivered to the Company’s Secretary at: YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, Attention: Secretary. Please refer to the advance notice provisions of the Company’s Bylaws for additional information and requirements regarding stockholder nominations or other stockholder proposals.

The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Company’s Bylaws and SEC requirements for submitting a proposal or nomination. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

COMMUNICATIONS WITH OUR BOARD

We encourage any Stockholder who desires to communicate with our Board about the holder’s views and concerns to do so by writing our Secretary at YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211. In general, any Stockholder communication about bona fide issues concerning the Company delivered to the Secretary for forwarding to the Board or specified member or members will be forwarded in accordance with the Stockholder’s instructions.

HOUSEHOLDING OF PROXY MATERIALS

Some brokers, banks and other nominee record holders may participate in the practice of householding stockholder materials, such as proxy statements, information statements and annual reports. This means only one copy of the proxy materials for the Annual Meeting may have been sent to multiple Stockholders in your household. To obtain separate copies of the proxy materials for the Annual Meeting, contact our Secretary at 913.696.6100 or by mail at 10990 Roe Avenue, Overland Park, Kansas, 66211, and we will promptly deliver separate copies of these proxy materials to you. If you wish to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee record holder, or, if you are a record holder of our Securities, you may contact Broadridge Financial Solutions Inc. (Broadridge) either by calling toll-free at 1.800.542.1061, or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of copies furnished to us of reports persons are required to file under Section 16(a) of the Exchange Act, we believe that for the year ended December 31, 2017 all reports required to be made by our reporting persons were timely filed in accordance with the Exchange Act.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of March 5, 2018 by (i) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K)(NEOs), (ii) each of our directors and (iii) all of our executive officers and directors as a group. None of our NEOs, executive officers or directors beneficially own any Series A Preferred Stock. Beneficial ownership is determined in accordance with the rules of the SEC.

All of our NEOs, executive officers and directors have sole voting and dispositive power with respect to the shares of Common Stock reported below. None of the shares reported below are pledged as security or have been placed in a margin account by any executive officer or director.

The address of each beneficial owner listed in the table below is YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211.

Name	Shares of Common Stock Owned as of March 5, 2018		Shares of Common Stock Holder has a Right to Acquire by May 4, 2018(3)	Total Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned(1)
James L. Welch	492,938	(2)	—	492,938	(2)	1.5%
Stephanie D. Fisher	66,424	(2)	—	66,424	(2)	*
Justin M. Hall	55,339	(2)	—	55,339	(2)	*
Darren D. Hawkins	86,018	(2)	—	86,018	(2)	*
Howard C. Moshier	36,158	(2)	—	36,158	(2)	*
Raymond J. Bromark	5,000		71,659	76,659		*
Douglas A. Carty	—		71,659	71,659		*
William R. Davidson	—		30,195	30,195		*
Matthew A. Doheny	—		71,659	71,659		*
Robert L. Friedman	—		71,659	71,659		*
James E. Hoffman	—		71,659	71,659		*
Michael J. Kneeland	—		71,659	71,659		*
Patricia M. Nazemetz	—		33,111	33,111		*
James F. Winestock	41,756		34,903	76,659		*
All directors and executive officers as a group (21 Persons)	1,055,367	(2)	528,163	1,583,530	(2)	4.7%

*	Indicates less than 1% ownership.
(1)	Based on 33,868,583 shares of our Common Stock issued and outstanding as of March 5, 2018. Pursuant to Exchange Act Rule 13d-3(d)(1), shares of Common Stock of which a person has the right to acquire beneficial ownership at any time by May 4, 2018 are deemed outstanding and beneficially owned by the person for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.
(2)	Includes unvested shares of restricted Common Stock as of March 5, 2018. The holders have the sole right to vote such shares of restricted Common Stock.
(3)	Reflects shares of Common Stock that were issuable upon the vesting of certain restricted stock units (RSUs), the receipt of which has been deferred pursuant to our Director Compensation Plan (as defined below) until the individual ceases to be a member of our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

As of March 5, 2018, except as otherwise noted, the persons who, based upon their most recent filings with the SEC, beneficially owned more than five percent of our Securities were:

Name & Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(1)	Shares of Series A Preferred Stock Beneficially Owned	Percentage of Series A Preferred Stock Beneficially Owned
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,344,941	6.9%	—	—

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	1,719,198	5.1%	—	—

International Brotherhood of Teamsters 25 Louisiana Avenue, N.W. Washington, D.C. 20001	—	—	1	100%

(1)	Based on 33,868,583 shares of our Common Stock issued and outstanding as of March 5, 2018.
(2)	The securities reported in this table are based on a Schedule 13G/A filed on January 23, 2018 by BlackRock, Inc. (BlackRock), on behalf of itself, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management, LLC and BlackRock Japan Co., Ltd., none of which owns more than 5% of the class. BlackRock reported the sole power to vote or to direct the vote of 2,278,052 shares of our Common Stock and the sole power to dispose or to direct the disposition of 2,344,941 shares of our Common Stock.
(3)	The securities reported in this table are based on a Schedule 13G/A filed on February 9, 2018 by The Vanguard Group (Vanguard), on behalf of itself, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., none of which owns more than 5% of the class. Vanguard reported the sole power to vote or to direct the vote of 44,603 shares of our Common Stock, the shared power to vote or to direct to vote 2,200 shares of our Common Stock, the sole power to dispose or to direct the disposition of 1,677,522 shares of our Common Stock and the shared power to dispose or to direct the disposition of 41,676 shares of our Common Stock.

PROPOSAL 1:

PROPOSAL TO ELECT DIRECTORS

Directors to be Elected by our Stockholders

At the Annual Meeting, our Stockholders will elect eight directors to hold office until the 2019 Annual Meeting and until their successors are elected and qualified or until their earlier death, incapacity, resignation or removal. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this proxy statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the Securities represented by proxies will be voted for the election of a substitute nominated by the Board.

Raymond J. Bromark Director since July 22, 2011	72

Retired (since 2006); PricewaterhouseCoopers LLP (accounting and advisory services): (1967 – 2006), Head of Professional, Technical, Risk and Quality Group (2000 – 2006), Global Audit Partner (1994 – 2000), Deputy Vice Chairman, Audit and Business Advisory Services (1990 –1994), Audit Partner (1980 – 1990), and consultant (2006 – 2007); Current Director: Frontera Energy Corporation (previously Pacific Exploration & Production Corp.) (explorer and producer of natural gas and crude oil); CA, Inc. (information technology management software and services); Tesoro Logistics GP, LLC, the General Partner of Andeavor Logistics LP (previously Tesoro Logistics LP) (operator, developer and acquirer of crude oil, refined products and natural gas logistics assets).

Mr. Bromark draws on his extensive experience in accounting, auditing, financial reporting and compliance, and regulatory affairs; deep understanding of financial controls and familiarity with large public company audit clients; experience in leadership positions at PricewaterhouseCoopers LLP; and experience as a current or former director, including audit committee chairman, of other public companies to provide important guidance to our Board on financial reporting and accounting issues affecting our Company.

Matthew A. Doheny Director since July 22, 2011	47

North Country Capital LLC (private investment firm): Founder and President (since 2011); HSBC Securities (USA), Inc.: Managing Director, Co-head of U.S. Special Situations Trading (2016-2017); Fintech Advisory Inc. (private investment firm): Portfolio Manager (2008 –2010); U.S. House of Representatives Candidate (2010 and 2012); Deutsche Bank Securities Inc. (investment bank): Managing Director, Distressed Assets Group (2000 – 2008); Kelley Drye & Warren LLP and Orrick, Herrington & Sutcliffe LLP: Bankruptcy Attorney (1995-2000); Current Director: Arcapita Inc. (private equity firm) (previously R.A. Holdings Corp.), Eastman Kodak Inc. (printing technology); Former Director: Affinity Gaming (casino operator), BridgeStreet Worldwide, Inc. (corporate housing provider).

Mr. Doheny’s financial expertise and experience as an investor in financial and operational turnarounds are a source of valuable insight to our Board on our financial structure and turnaround strategy.

Robert L. Friedman Director since July 22, 2011	75

The Blackstone Group LP (investment and financial advisory firm): Senior Advisor (since 2012), Senior Managing Director (1999 – 2012), Chief Legal Officer (2003 – 2010) and Chief Administrative Officer (2003 –2007); Simpson Thacher & Bartlett (legal services): Partner (1975 – 1999); Current Director: Axis Capital Holdings Ltd. (insurance and reinsurance) and Harrington Reinsurance Holdings Limited (chairman of the board) (reinsurance); Former Director: Orbitz Worldwide, Inc. (travel products and services), TRW Automotive Holdings Inc. (automobile systems, components and modules), Corp Group Banking S.A. (banking), FGIC Corporation (insurance), Northwest Airlines, Inc. (airline), The India Fund, Inc. (closed end mutual fund), American Axle & Manufacturing, Inc. (automotive components), and Premcor Inc. (oil refining).

Mr. Friedman has a unique combination of experience as a corporate lawyer and outside counsel to public companies and their boards on corporate governance and other legal matters, experience in financial and investment analysis as a senior officer of a leading investment firm, and experience as a current or former director of other public companies. Mr. Friedman draws on this experience to provide valuable guidance to our Board on our corporate governance, financial management, and legal and regulatory affairs.

James E. Hoffman Director and Board Chairman since July 22, 2011	65

Retired (since 2015); 2001 Development Corporation (commercial office property development and redevelopment services): Executive Manager (2008 – 2015); Alliant Energy Business Development: Executive Vice President; Alliant Energy Resources, a subsidiary of Alliant Energy Corporation (electric and natural gas services): President (1998 – 2005); IES Industries Inc. (predecessor to Alliant Energy Corporation): Executive Vice President (1996 – 1998); IES Utilities Inc.: Executive Vice President (1995 – 1996); MCI Communications: Chief Information Officer (1993 – 1995) and Senior Vice President (1990 – 1993); Telecom USA (telecommunications): Executive Vice President (1988 – 1990). Mr. Hoffman is also a past chairman of the board of the Iowa Health System, the largest health care provider in the state of Iowa.

Mr. Hoffman’s executive leadership and restructuring and other board experience inform his counsel to the Board on the financial and operational issues we face and contribute to his effectiveness as our Board Chairman.

Michael J. Kneeland Director since July 22, 2011	64

United Rentals, Inc. (equipment rental): President and Chief Executive Officer (since 2008), Interim Chief Executive Officer (2007 – 2008), Executive Vice President and Chief Operating Officer (2007), Executive Vice President – Operations (2003 – 2007), Regional Vice President (2000 – 2004), and District Manager (1998 – 2000); Current Director: United Rentals, Inc. (equipment rental) and Anticimex (private Swedish pest control company).

Mr. Kneeland is experienced in a number of substantive areas affecting our Company, including logistics, information technology, real estate, risk management, human resources and public company oversight and governance, from his tenure at a large, publicly-held corporation. Mr. Kneeland draws on this experience to provide our Board with valuable perspectives on the operational and strategic issues we face.

Patricia M. Nazemetz Director since March 23, 2015	68

NAZ DEC LLC (executive consulting firm): Principal and founder (since
2011); Xerox Corporation (document technology, services, software and supplies): Corporate Vice President and Chief Human Resources and Ethics
Officer (2007 – 2011), Chief Human Resources Officer (1999 – 2007), other key roles in the human resources department (1979 – 1999); Current Director:
Sterling Bancorp (bank holding company for Sterling National Bank); Former
Director: Astoria Financial Corporation (holding company for Astoria Bank)
(2013 – 2017); WMS Industries, Inc. (casino gaming machines manufacturer)
(2007 – 2013); Energy East Corporation (electricity and natural gas distributor)
(2007 – 2008).

Ms. Nazemetz’s notable career in all areas of human resources management, including succession planning, executive compensation, employee benefits and other areas, bring valuable skills and insight to the Board. Further,
Ms. Nazemetz has extensive experience with public company boards as well as serving on numerous non-profit boards throughout her career.

James L. Welch Director since July 22, 2011	63

YRC Worldwide Inc.: Chief Executive Officer (since 2011); Dynamex Inc.
(transportation and logistics services): President and Chief Executive Officer
(2008 – 2011); JHT Holdings (truck transportation): Interim Chief Executive
Officer (2007 – 2008); Yellow Transportation Inc. (subsidiary of our
Company): President and Chief Executive Officer (2000 – 2007), and various other positions (1978 – 2000); Current Director: SkyWest Inc. (regional airline); Former Director: Dynamex Inc., Spirit AeroSystems Holdings Inc.
(commercial airplane assemblies and components), Roadrunner Transportation
(transportation and logistics services), Erickson Air Crane, Inc. (heavy lift helicopter company).

Mr. Welch has both front line and senior executive experience in our industry and is a 35-year veteran of our Company. Our Board relies on his knowledge and perspectives about our industry, operations, business and competitive environment, strategies, challenges and opportunities. Mr. Welch’s leadership skills have been crucial in developing and leading our turnaround strategy, reinvigorating our corporate culture and employee morale, returning our
Company to operating profitability, and building an effective leadership team.

James F. Winestock Director since July 22, 2011	66

Retired (since 2009); United Parcel Service, Inc. (package delivery and freight transportation): Senior Vice President for U.S. Operations and Global Security (2004 –2009), President and Chief Operating Officer, North Central Region (2000 – 2004), President and Chief Operating Officer, Midwest Region (1998 – 2000), and various other positions (1969 – 1998); Current Director: FirstGroup plc (train and bus transportation); Former Manager: AMP Americas (CNG developers).

Mr. Winestock draws on his knowledge of the transportation industry, gained from over 40 years of leadership experience at United Parcel Service, Inc., to provide our Board with valuable perspectives on the opportunities and challenges facing our industry and our operational, management and strategic issues.

THE BOARD RECOMMENDS YOU VOTE FOR ALL DIRECTOR NOMINEES

Required Vote

Our Bylaws provide that for a director nominee to be elected, he or she must receive a plurality of the votes cast by Stockholders present in person or represented by proxy voting together as a single class at the Annual Meeting.

Votes to withhold and broker non-votes will not be treated as votes cast for or against Proposal 1, and will therefore have no effect on the outcome of Proposal 1.

STRUCTURE AND FUNCTIONING OF THE BOARD

Corporate Governance Philosophy

Our corporate governance philosophy is expressed in our Guidelines on Corporate Governance; the charters of our Audit & Ethics, Compensation, Governance and Finance Committees; our Code of Business Conduct that applies to all officers, directors, employees and contractors; and our Related Party Transaction Policy, Securities Trading and Disclosure Policy, and Anti-Bribery and Corruption Policy, among others. These governance documents are updated at least annually to reflect regulatory developments and corporate governance trends, and provide additional guidance to our Board and its committees. Our Audit & Ethics, Compensation, and Governance Committee charters, Guidelines on Corporate Governance and Code of Business Conduct are available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com.

We are committed to effective corporate governance, compliance with applicable laws and regulations, and the highest standards of ethical conduct and good corporate citizenship.

Directors Selected by the Holder of our Series A Preferred Stock

Pursuant to the Series A Preferred Stock certificate of designations, the IBT, as the holder of our Series A Preferred Stock, has the right to select two directors (Series A Directors) and to fill any vacancy left by the death, disability, incapacity, retirement, resignation, disqualification or removal of a Series A Director. The holder of the Series A Preferred Stock has the sole right to remove and replace Series A Directors. Each Series A Director was selected by the holder of our Series A Preferred Stock and has served continuously as a director since the date of his selection. HOLDERS OF COMMON STOCK DO NOT VOTE ON THE SELECTION OF SERIES A DIRECTORS.

Douglas A. Carty Director since July 22, 2011	61

Switzer-Carty Transportation Inc. (transportation): Chairman (since 2011); First Group America (transportation): Commercial Director, North America (2007 – 2008); Laidlaw Education Services (school bus transportation): President and Chief Executive Officer (2006 – 2007), Executive Vice President and Chief Financial Officer, Laidlaw International Ltd. (2003 – 2006); Atlas Worldwide Holdings, Inc. (global air freight): Senior Vice President and Chief Financial Officer (2001 – 2003); Canadian Airlines Corp. (commercial airline): Senior Vice President and Chief Financial Officer (1996 – 2000); Current Director: Wajax Industries Ltd. (sales, parts and service of mobile equipment, industrial components and power systems); and Points International Ltd. (internet-based loyalty reward program management platform).

Mr. Carty has senior executive experience in the transportation industry, experience with financial restructurings, and experience on other corporate boards. This expertise informs his advice to our Board on the financial and operational issues we face.

William R. Davidson Director since July 8, 2014	70

Trucking Management, Inc. (multi-employer bargaining arm of the unionized general freight trucking industry): Senior Director (since 2013); Virginia Health & Welfare and Pension Funds: Employer Chairman (since 2005); Western States Health & Welfare Trust Funds: Trustee (since 2002); Retired, though acting consultant in the trucking industry (2009 – 2013); Roadway Express, Inc. (motor freight carrier company): Corporate Vice President (2003 – 2009), Area Vice President of Labor Relations, Southern Division (1994 – 2003), Western Division (1985 – 1994).

Mr. Davidson draws on his experience and knowledge of the trucking business with over 40 years in the industry. These inform his expertise in operational, union and labor relations matters.

The term of office of each Series A Director ends on the earlier of (i) the date on which no shares of Series A Preferred Stock are outstanding or the Series A Preferred Stock is subject to redemption pursuant to the certificate of designations; (ii) the death, disability, incapacity, retirement, resignation, disqualification or removal of a Series A Director by the holder of the Series A Preferred Stock; or (iii) the selection and qualification of a successor Series A Director.

Corporate Governance Structure and Function

Our Amended and Restated Certificate of Incorporation provides that our Board will consist initially of nine persons, with the precise number of directors, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series (including the Series A Preferred Stock), fixed from time to time exclusively pursuant to a resolution adopted by the majority of the whole board. Our Board currently consists of ten persons. Eight of our directors are elected annually at each Annual Meeting by our Stockholders voting together as a single class. Two Series A Directors are selected by the IBT, as the holder of our Series A Preferred Stock. So long as the Series A Preferred Stock remains outstanding, the IBT will also be able to appoint one of its selected directors to each of the Audit & Ethics, Compensation, Governance and Finance Committees of the Board, provided that such director satisfies certain independence requirements set forth in our Bylaws.

We have a flexible governance structure in which our Board, assisted by its committees, directs our Company’s affairs.

Directors are encouraged to have direct dialogue with our management and internal auditors and may request attendance by management and internal and external auditors at Board and committee meetings.

We provide directors with tablet computers and an electronic portal through which they may review our corporate governance documents, compensation plans, Company policies, Board and committee minutes, continuing education materials, and reports and presentations prepared by management, internal and external auditors and other advisors in advance of each meeting. Directors are encouraged to review these materials prior to the meeting. We also use the portal to communicate with directors and solicit their opinions.

Our Legal Department makes continuing education opportunities available for directors to assist them in maintaining currency with legal and governance developments and trends.

The principal responsibility of our directors is to execute their fiduciary duties to promote the interests of our Stockholders and the long-term value of our Company. Directors may also consider the interests of other stakeholders, including lenders, customers, suppliers, employees, unions and the communities in which we operate.

Directors generally may rely without independent verification on recommendations, advice and information provided by management and outside experts on matters within their areas of expertise and competence, but are encouraged to independently challenge their assumptions and recommendations where appropriate.

Primary Responsibilities of the Board

As described in our Guidelines on Corporate Governance, our Board’s primary functions are:

•	overseeing the formation of and reviewing major strategies, plans and actions;

•	reviewing and evaluating our performance against broad financial and strategic objectives;

•	providing direction, advice and counsel to senior management;

•	selecting, compensating and evaluating our Chief Executive Officer (CEO) and other executive officers;

•	reviewing succession planning for our CEO and other executive officers;

•	selecting appropriate candidates for election as directors;

•	reviewing our systems and practices designed to bring about compliance with applicable laws and regulations, including our accounting and financial reporting obligations; and

•	reviewing the major risks we face and helping us to develop and oversee strategies to address those risks.

Director Independence

Our Guidelines on Corporate Governance and NASDAQ Listing Rules require that a majority of our Board be independent. Our Board has affirmatively determined that each director (other than Mr. Welch) does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is therefore independent in accordance with NASDAQ Listing Rule 5605 and the Director Independence Standards (Director Independence Standards) included in our Guidelines on Corporate Governance.

In making its determination, our Board evaluated the following relationships and affirmatively determined they did not materially affect the respective director’s objectivity or independence:

•	Mr. Kneeland serves as the President and Chief Executive Officer of United Rentals, Inc., which purchased approximately $42,000 in ordinary course transportation services from our subsidiaries during 2017.

•	Mr. Bromark serves as a director of CA, Inc., to which we paid approximately $46,500 for the purchase and lease of computer software during 2017.

•	Mr. Doheny serves as a director of Eastman Kodak, which purchased approximately $31,200 in ordinary course transportation services from our subsidiaries during 2017.

•	Mr. Carty serves as a director of Wajax Industries Ltd., which purchased approximately $13,000 in ordinary course transportation services from our subsidiaries during 2017.

•	Mr. Davidson serves as a Senior Director for Trucking Management, Inc. (TMI), to which we paid approximately $729,932 for its services during 2017. Mr. Davidson is not an owner or executive officer of TMI and does not receive compensation based on the amount of business performed for us.

Board Diversity

Our Stockholders are better served when there is diversity of education, skill, age, experience, background, expertise and outlook on our Board. Our directors bring diverse backgrounds and experience to the Board that inform the Board’s oversight function. Our Guidelines on Corporate Governance express the belief that diversity, including differences in background qualifications and personal characteristics, is important to our Board’s oversight function.

Director Meeting Attendance

Our Board held eight meetings during 2017. Directors are expected to prepare for and make every effort to attend and participate in meetings of the Board and committees on which they serve. Our Guidelines on Corporate Governance provide that each director should strive to attend at least 75% of the total number of meetings of the Board and committees on which he or she serves. During 2017, each director attended at least 75% of those meetings.

Our Guidelines on Corporate Governance provide that directors are expected to attend annual stockholder meetings in person or by telephone or other electronic means. Eight of our directors attended the 2017 Annual Meeting in person or by telephone.

Executive Sessions of Independent Directors

Our independent directors meet in regularly-scheduled executive sessions, with at least two executive sessions per year. Board committee members also regularly meet in executive sessions among themselves and with selected members of management and our internal and external auditors. The purpose of these executive sessions is to facilitate candid discussion about important matters affecting our Company.

Board and Committee Self-Assessment

To promote continuous improvement in our corporate governance processes, our Board and committees, led by our Governance Committee, conduct an annual self-assessment of their effectiveness. The results are tabulated and analyzed by the Governance Committee and used to identify and implement improvements in our governance processes.

Board Committees

Current committee memberships are as follows:

Audit & Ethics Committee	Compensation Committee	Governance Committee	Finance Committee
Raymond J. Bromark*	Patricia M. Nazemetz*	James F. Winestock*	Matthew A. Doheny*
Douglas A. Carty	Douglas A. Carty	Michael J. Kneeland	Douglas A. Carty
Robert L. Friedman	Mathew A. Doheny	Patricia M. Nazemetz	Robert L. Friedman
Michael J. Kneeland

*	Committee Chairman

The Chairman of each committee handles the function of lead director for committee matters, serves as spokesperson for the committee, and provides recommendations and guidance to our Board, Board Chairman and management.

Each committee may retain its own legal and other advisors and conduct independent inquiries and investigations at our expense into matters under its oversight. Each committee has sole right to appoint and direct its own advisors, each of whom is accountable and reports directly to the committee.

Audit & Ethics Committee

Our Audit & Ethics Committee met six times during 2017.

The Audit & Ethics Committee was established in accordance with Exchange Act Section 3(a)(58)(A). Our Board has affirmatively determined that all members of the Audit & Ethics Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards. The Board has also affirmatively determined that all members of the Audit & Ethics Committee meet the enhanced independence standards prescribed by NASDAQ Listing Rule 5605(c)(2)(A) and Exchange Act Rule 10A-3(b)(1). Our Board has additionally determined that all members of the Audit & Ethics Committee are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K, and meet the financial sophistication requirement in NASDAQ Listing Rule 5605(c)(2)(A). The Audit & Ethics Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com.

As described in its charter, the Audit & Ethics Committee’s responsibilities include:

•	overseeing our accounting and financial reporting process and the audit of our annual financial statements;

•	overseeing the quality and integrity of our financial reporting;

•	selecting and overseeing the qualifications, performance and independence of our independent registered public accounting firm (independent auditor);

•	reviewing and discussing our financial statements with management and the independent auditor;

•	reviewing the adequacy of our overall control environment, and reviewing and discussing with management and the independent auditor the adequacy and effectiveness of our system of internal controls;

•	overseeing risks relating to accounting and financial reporting matters and ethics and general compliance matters;

•	overseeing our internal audit function;

•	overseeing our compliance with legal and regulatory requirements; and

•	annually reviewing the adequacy of the Audit & Ethics Committee charter and conducting an evaluation of its own performance.

Our independent auditor is accountable and reports directly to the Audit & Ethics Committee. The Audit & Ethics Committee reviews our independent auditor’s independence and the overall scope and focus of the annual audit. The Audit & Ethics Committee discusses with our independent auditor any relationships or services that may affect its objectivity or independence. If the Audit & Ethics Committee is not satisfied with the independent auditor’s assurances of independence, it will take, or recommend that the Board take, appropriate action to ensure its independence.

Compensation Committee

Our Compensation Committee met eight times during 2017.

Our Board has affirmatively determined that all members of the Compensation Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards. Our Board has also affirmatively determined that all members of the Compensation Committee meet the enhanced independence standards prescribed by NASDAQ Listing Rule 5605(d)(2)(A) and Exchange Act Rule 10C-1(b)(1). All members of the Compensation Committee also qualify as non-employee directors under Exchange Act Rule 16b-3 and as outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended (Tax Code). Our Compensation Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com.

As described in its charter, the Compensation Committee’s responsibilities include:

•	setting overall compensation policy and determining the compensation and benefits of our executive officers and other key officers other than our CEO;

•	reviewing and recommending for approval by the independent members of the full Board the compensation and benefits of our CEO;

•	reviewing and recommending the directors’ compensation for full Board approval;

•	overseeing the development and implementation of our health, welfare and retirement benefit plans;

•	overseeing equity and other incentive compensation programs;

•	overseeing the management of risks related to our compensation policies and practices;

•	reviewing the Compensation Discussion and Analysis for inclusion in the proxy statement filed with the SEC; and

•	annually reviewing the adequacy of the Compensation Committee charter and conducting an evaluation of its own performance.

The Compensation Committee has primary responsibility for determining our compensation programs for executive officers and directors. In evaluating the level of executive officer and director compensation, the Compensation Committee takes into consideration advice from its independent consultant and recommendations from senior management. The Compensation Committee has sole authority to engage and compensate a compensation consultant and determine its independence from management. The compensation consultant is accountable and reports directly to the Compensation Committee. See 2017 Director Compensation and Compensation Discussion and Analysis for additional information about the determination of director and NEO compensation for 2017.

Compensation Committee Interaction with Compensation Consultants

Since 2013, the Compensation Committee has engaged Pearl Meyer & Partners (Pearl Meyer), an executive compensation consulting firm, to assist with its review of the compensation programs for our executive officers and with the compensation disclosures in our proxy statement. In selecting Pearl Meyer, the Compensation Committee considered and assessed all factors specified under NASDAQ Listing Rules with respect to advisor independence and determined that Pearl Meyer is an independent advisor. As an independent advisor, Pearl Meyer reports to and is directed by the Compensation Committee, and provides no other services to the Company. Furthermore, based on our review, we are not aware of any conflict of interest that has been raised by the work performed by Pearl Meyer.

Governance Committee

Our Governance Committee met four times during 2017.

Our Board has affirmatively determined that all members of the Governance Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards. The Governance Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com.

As described in its charter, the Governance Committee’s responsibilities include:

•	identifying, assessing and recommending qualified Board candidates;

•	developing the criteria for selecting Board candidates;

•	recommending for approval to the Board director candidates (other than those directors appointed by the holder of our Series A Preferred Stock, if applicable);

•	assisting the Board in assessing director independence;

•	reviewing the structure and charters of Board committees and recommending to the Board, if desirable, changes in their number, responsibilities and membership;

•	reviewing and approving related party transactions;

•	providing oversight of our Related Party Transaction Policy, our Securities Trading and Disclosure Policy and our Foreign Corrupt Practices Act Policy;

•	administering, reviewing and reassessing the adequacy of our Guidelines on Corporate Governance and recommending any proposed changes to the Board;

•	recommending other changes in corporate governance to the Board for approval from time to time;

•	overseeing annual evaluations of the Board and its committees;

•	reviewing management development and succession planning;

•	overseeing our enterprise risk management function; and

•	annually reviewing the adequacy of the Governance Committee charter and conducting an evaluation of its own performance.

Our Governance Committee has sole authority to retain and compensate search firms to assist in identifying and recruiting candidates for the Board.

All of the eight Board nominees identified in this proxy statement are current directors. The Governance Committee reviewed the qualifications of each nominee and recommended each nominee for election to the Board. The Governance Committee will consider director nominations from Stockholders in accordance with the stockholder nominating procedures described in Stockholder Proposals and Director Nominations for 2019 Annual Meeting and in the Company’s Bylaws. In addition to our Director Independence Standards, the following criteria from our Guidelines on Corporate Governance is used by our Governance Committee in considering candidates for director, including nominees submitted by Stockholders:

•	each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategy/policy-setting or senior executive level, and the ability to work well with others;

•	each director should have sufficient time available to devote to our affairs and carry out the responsibilities of a director. Directors are not qualified for service on the Board unless they are able to make a commitment to prepare for and attend Board and committee meetings on a regular basis;

•	each independent director should be free of any conflict of interest that would interfere with his or her independence or the proper performance of his or her responsibilities as a director; and

•	directors should utilize their unique experience and background to represent and act in the best interests of all stockholders as a group.

While the Governance Committee considers all of the factors described above, it may give greater weight to one factor or another when making nominating decisions. Our Governance Committee reviews annually the appropriate skills and characteristics required of directors in light of the current makeup of our Board, our Director Independence Standards, and NASDAQ and SEC rules. Board candidates nominated by Stockholders must meet the criteria described in this proxy statement, but will otherwise be considered on the same basis as candidates nominated by the Board. In addition, our Governance Committee may consider any other criteria for nominees it deems appropriate, including, but not limited to:

•	a nominee’s judgment, skill, education, diversity in accordance with our Guidelines on Corporate Governance, age, relationships, experience, and leadership and interpersonal skills;

•	the organization, structure, size and composition of the Board and the interplay of the nominee’s experience with the experience of other nominees;

•	the qualifications and areas of expertise needed to further enhance the Board’s deliberations and oversight; and

•	the extent to which the nominee would be a desirable addition to the Board and its committees.

Finance Committee

Our Finance Committee met six times during 2017.

Our Board has affirmatively determined that all members of the Finance Committee are independent directors, as defined by NASDAQ Listing Rule 5605 and our Director Independence Standards.

As described in its charter, the Finance Committee’s responsibilities include:

•	overseeing and reviewing our capital budgets, financing plans, financing transactions and extraordinary transactions, and recommending them for approval by the Board;

•	reviewing and approving the definitive financial terms of agreements relating to our financing transactions and significant acquisitions or divestitures that have been approved by the Board;

•	reviewing and approving our financial policies, including cash management and borrowing and dividend policies; and

•	annually reviewing the adequacy of the Finance Committee charter and conducting an evaluation of its own performance.

Board Leadership Structure

Our Bylaws require that the offices of Chairman of the Board and CEO be held by separate individuals and our Guidelines on Corporate Governance require that the Chairman be an independent director. We believe separation of the offices of Chairman and CEO is appropriate under our circumstances because it helps preserve our Board’s independence and objectivity, provides an appropriate division of labor between our CEO and Chairman, and contributes to our effective governance, in part by having an independent Chairman available to counsel our CEO and facilitate his interactions with the Board. James E. Hoffman, who brings executive leadership and corporate governance experience to the Board, serves as our Chairman and leads the Board of Directors. James L. Welch brings transportation industry knowledge, experience and expertise and over 35 years’ experience with our Company to his role as our CEO.

In light of the requirement that our Chairman be an independent director, our Board does not have a lead independent director.

Our business and affairs are managed under the oversight of our Board. There are currently ten members of the Board. The four standing committees—Audit & Ethics, Compensation, Governance and Finance—are an integral part of our Board leadership structure. These committees, all of whose members are independent directors, are discussed in more detail above. In determining the membership of each standing committee, the Governance Committee considers each director’s unique skills and experience in relation to the committee(s) on which he or she serves and the particular needs of each committee.

Our leadership structure also includes an experienced and energetic management team that provides information, business intelligence, reports and opinions to the Board on a regular basis. The Board and committees also rely on the advice of counsel, accountants, executive compensation consultants, internal and external auditors, and other expert advisors.

A robust committee framework sustains lines of communication among directors and with management. Regularly-scheduled management reports and presentations, based upon strategic, operational, financial, legal and risk management aspects of our business, provide vital information to our Board and committees. Directors have complete access to our CEO, Chief Financial Officer and other members of our senior management team.

The Board’s role is to oversee, counsel and direct our senior management team. The role of our executive officers is to develop and implement corporate strategy, conduct our operations, manage our material risk exposures, and implement Board directives. Our Board endeavors to strike an appropriate balance between effective oversight and undue interference with our executives in the conduct of our affairs. We believe our leadership structure is effective because the Board and management respect one another’s roles and work collaboratively to promote stockholder value.

The Board’s Role in Risk Management

Management is primarily responsible for identifying, assessing and managing our material risk exposures. The Board’s role is to oversee the systems and processes used by management to address those risks.

Management’s processes for identifying, assessing and managing material risk exposures are described in its strategic plan, which is updated by management and reviewed by the Board on an annual and periodic basis.

The Board has delegated specific risk oversight responsibilities to its standing committees as follows:

•	the Governance Committee oversees our enterprise risk management process;

•	the Audit & Ethics Committee oversees risks related to accounting and financial reporting matters and ethics and general compliance matters; and

•	the Compensation Committee oversees risks related to compensation policies and practices.

Pursuant to its charter, the Governance Committee oversees management’s systems and processes for the identification, assessment and management of material risk exposures. These include:

•	business and reputational risk;

•	legal, regulatory and internal policy compliance risk;

•	information technology, governance and security risk;

•	corporate governance risk;

•	cargo claims, workers’ compensation and third party liability claims;

•	fraud risk;

•	financial covenant compliance risk;

•	disclosure risk;

•	competitive and economic risk;

•	credit, liquidity and going concern risk;

•	profitability and margin risk;

•	tax risk; and

•	crisis management risk.

Management reports regularly to the Governance Committee on material risk exposures and its risk management approach, policies, systems and practices. The Governance Committee evaluates management’s risk appetite and the appropriateness of risks assumed and managed within that context. The Governance Committee reports to the full Board on management’s briefings and its own analysis and conclusions regarding our risk management process. The Governance Committee discusses with our Audit & Ethics Committee our accounting and financial reporting risk profile, key risk exposures and the steps management has taken to monitor and control such exposures.

The Audit & Ethics Committee’s oversight of risks related to accounting and financial reporting includes reviewing the adequacy of our overall control environment and financial reporting function and controls related to selected areas presenting significant financial risk. The Audit & Ethics Committee also evaluates key financial statement issues and risks, their potential effect on our financial reporting, and the process used by management to address them. The Audit & Ethics Committee reports to the full Board its analyses and conclusions regarding our accounting and financial reporting risks.

The Board and each committee may retain independent legal and other advisors to advise and assist them in carrying out their risk oversight responsibilities.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Patricia M. Nazemetz (Chairman), Douglas A. Carty, Matthew A. Doheny and Michael J. Kneeland. Currently and at all times during 2017, none of our executive officers served on the compensation committee or as a director of another entity where an executive officer of that entity also served on our Compensation Committee or the Board. None of the individuals serving as members of the Compensation Committee are now or were previously an officer or employee of the Company.

2017 DIRECTOR COMPENSATION

Director Compensation Plan

Our Board adopted a Director Compensation Plan in 2011, which was amended and restated in December 2013 and further amended and restated in May 2015 (Director Compensation Plan). The current Director Compensation Plan describes the compensation our non-management directors are eligible to receive, consisting of:

•	an annual cash retainer of $75,000 for service on the Board ($125,000 for service as Chairman of the Board) and a cash retainer for service as a committee chair (Governance Committee – $10,000, Finance Committee – $15,000, Compensation Committee – $15,000, and Audit & Ethics Committee – $25,000). No additional compensation is paid for attendance or participation at Board or committee meetings. Committee members receive no retainers for committee service. Directors elected during the year are to receive all of their pro-rated retainer fees in cash for the year in which they are elected;

•	reimbursement of costs and expenses incurred attending Board and committee meetings; and

•	on the first business day following the date of the annual meeting of Stockholders, a grant of RSUs equal to $125,000 divided by the 30-day average closing price of our Common Stock preceding the grant date.

The RSUs vest immediately. Common Stock underlying the RSUs, although vested, will not be delivered and is deferred until the non-management director is no longer a member of the Board. Grants of RSUs are made pursuant to a standard form of restricted stock unit agreement for non-employee directors.

Director Compensation

The table below provides information on the compensation of our non-employee directors for the year ended December 31, 2017. As required by applicable SEC rules, the disclosure in this section covers all persons who at any time served as a director during 2017, other than Mr. Welch, who also served as our CEO and received no compensation for serving as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Raymond J. Bromark	100,000	132,289	232,289
Douglas A. Carty	75,000	132,289	207,289
William R. Davidson	75,000	132,289	207,289
Matthew A. Doheny	90,000	132,289	222,289
Robert L. Friedman	75,000	132,289	207,289
James E. Hoffman	125,000	132,289	257,289
Michael J. Kneeland	78,750	132,289	211,039
Patricia M. Nazemetz	86,250	132,289	218,539
James F. Winestock	85,000	132,289	217,289

(1)	Amounts represent the grant date fair value of the annual award of RSUs granted on May 2, 2017 under the Director Compensation Plan. No assumptions were necessary to determine the grant date fair value. Each director was granted a number of RSUs equal to $125,000 divided by $10.63 (the 30-day average closing price of our Common Stock preceding the grant date). The grant date fair value of the awards was determined by multiplying the number of RSUs granted by the closing price of our Common Stock on the grant date, which was $11.25. Pursuant to the Director Compensation Plan, Common Stock underlying such RSUs, although vested, will not be delivered and are deferred until the director is no longer a member of the Board.

Equity Ownership Requirements

We do not have an express equity ownership requirement for non-management directors. However, our compensation program for non-management directors currently provides equity-based compensation in the form of RSUs that must be held until the individual is no longer serving on the Board. We believe this share retention requirement negates the need for a separate stock ownership requirement for non-management directors.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Context and Pay Structure

Heading into 2017, management was focused on growing revenue, improving financial performance, and de-leveraging the balance sheet; while also investing capital in revenue equipment. In order to appropriately balance near term and long-term objectives, the Compensation Committee approved the following changes to the executive compensation structure and incentive plan designs for 2017:

•	Intentionally shifted the pay mix by moving some of the long-term incentive value into the short-term incentive opportunity

•	Added revenue as a secondary component to the short-term incentive plan, resulting in an incentive program weighted 25% on revenue and 75% on Adjusted EBITDA (with further adjustments based on free cash flow and safety)

•	Changed the vesting schedule on time-based RSUs from 3 year ratable to 3 year cliff in order to further enhance the retention strength of the long-term incentive program

2017 Company Performance Highlights

Although the Company did not achieve its core financial goals for 2017, the following are some important performance highlights:

•	Achieved consolidated revenue of $4,891.0 million, a 4.1% increase over 2016

•	Achieved consolidated Adjusted EBITDA of $274.2 million, which was below budget and prior year

•	Reduced total outstanding debt by $84.2 million, further de-risking our balance sheet and reducing long-term debt to its lowest level since 2005

•	Reinvested $237.1 million in the business through capital expenditures and new operating leases on revenue equipment

•	Successfully amended several key terms and extended the maturities of our credit facilities, providing financial flexibility to continue investing in the business

2017 Executive Compensation Highlights

The above program design changes and financial results directly impacted earned compensation levels for our NEOs, including the following:

•	Short-term incentives were not earned because Adjusted EBITDA was below the performance threshold established by the Compensation Committee at the beginning of the year (this is the second consecutive year of no short-term incentive payouts for NEOs)

•	Long-term incentives awarded in 2017 (as disclosed in the Summary Compensation Table) were changed from three-year ratable (annual) vesting to three-year cliff vesting, resulting in no vested value for NEOs until February 14, 2020

•	The value of executive stock holdings, a substantial amount of which are required under the Company executive stock ownership policy, remained virtually unchanged given the limited movement in the stock during 2017

In reviewing Company performance and earned executive pay for 2017, the Compensation Committee believes that the executive compensation program achieved its primary objective of aligning pay and performance, and therefore validates the following fundamental pay framework:

•	Market competitive base salaries

•	Meaningful short-term incentive opportunities tied to strong financial goals

•	Long-term incentives tied to executive retention and stock price performance

•	Minimum executive stock ownership requirements

2018 Developments and Actions

In December 2017, the Company announced the pending retirement of James Welch as CEO effective July 31, 2018 and the promotion of Darren Hawkins to President and Chief Operating Officer effective January 1, 2018. The Board intends to name Darren Hawkins as CEO upon Mr. Welch’s retirement. Related to the planned CEO transition, on January 1, 2018, Thomas J. (“TJ”) O’Connor III was promoted to President of YRC Inc. (YRC Freight), the position previously held by Mr. Hawkins, and Loren R. (“Bob”) Stone was promoted to President of USF Reddaway Inc. (Reddaway), the position previously held by Mr. O’Connor. YRC Freight and Reddaway are each an operating subsidiary of the Company. The Board believes that these leadership changes best position the Company for near term success and long-term stakeholder value creation.

With regard to the executive compensation program, given the strong linkage between pay and performance observed in 2017, no material changes have been made to the incentive compensation programs for 2018 other than the adoption of a new executive stock ownership policy. See –Executive Stock Ownership Policy for additional information.

Certain Non-GAAP Financial Measures

For a discussion of our use of non-GAAP financial measures, including why we believe them to be useful to our investors, and a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA on a consolidated basis and operating income to Adjusted EBITDA on a segment basis, see pages 33-34 of our Annual Report on Form 10-K for the year ended December 31, 2017.

Named Executive Officers

The table below lists our NEOs for 2017, their titles during 2017, and the period during which they held those titles.

Name	Title	Period
James L. Welch (1)	Chief Executive Officer	Since July 2011

Stephanie D. Fisher	Chief Financial Officer	Since May 2017

	Acting Chief Financial Officer and Vice President and Controller	From January 2017 to May 2017

Justin M. Hall	Chief Customer Officer	Since June 2016

Darren D. Hawkins (2)	President, YRC Freight	From February 2014 to December 2017

Howard C. Moshier	President, New Penn	Since September 2017

	Senior Vice President of Operations and Equipment Services, YRC Freight	From December 2016 to September 2017

(1)	On December 11, 2017, Mr. Welch notified the Board that he intends to retire as CEO of the Company on July 31, 2018.
(2)	Effective December 12, 2017, Mr. Hawkins was appointed President and Chief Operating Officer of the Company and assumed his new position on January 1, 2018. The Board intends to name Mr. Hawkins as CEO of the Company upon Mr. Welch’s retirement.

The Role of Say-On-Pay Votes

As selected by our Stockholders at our 2017 Annual Meeting of Stockholders and approved by our Board, an advisory vote to approve the compensation of our NEOs (say-on-pay proposal) is held annually. At our 2017 Annual Meeting of Stockholders, approximately 96% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes the beneficiaries of our executives’ efforts should have a say in how those executives are compensated and will continue to consider the outcome of votes on say-on-pay proposals when making future compensation decisions for our NEOs.

Compensation Philosophy and Objectives; Components of Executive Compensation

Our Compensation Committee establishes our compensation philosophy and oversees our executive compensation program. Our Board approves our CEO’s compensation.

Our fundamental goal is to create sustainable long-term value for our Stockholders. To help achieve this goal, the primary objectives of our compensation program are to:

•	attract, retain and motivate a committed, high-performing management team;

•	align the interests of our executives with the long-term interests of our Stockholders by tying a portion of NEO compensation to equity-based awards; and

•	drive the short-term performance required to create sustainable long-term value by providing incentives tied to superior performance.

Our executive compensation program has reflected our unique circumstances and has served to balance risk and reward as we have strived to restructure our balance sheet, return to profitability, and position the company for long-term stockholder value creation.

Determining Executive Compensation

The Compensation Committee has primary responsibility for determining the compensation package for our NEOs. In making its determinations, the Compensation Committee considers a variety of factors, including the Company’s operating performance and financial strength, the needs of the business to attract, motivate, and retain experienced executives, the unique skills and abilities of individual executives, competitive market data and advice provided by the Compensation Committee’s independent consultant, and additional information and recommendations made by our CEO and other members of our executive leadership. Our CEO does not make recommendations with respect to his own compensation or participate in the deliberations regarding the setting of his own compensation.

The Role of Benchmarking

The Compensation Committee has not engaged in benchmarking any specific elements of compensation paid to our NEOs because, in part, it believed that no other companies suitable for benchmarking faced similar circumstances as we did. Nonetheless, the Compensation Committee recognizes that our success is dependent on our ability to attract and retain skilled executive officers and that the Company is at risk for employees leaving our Company to join our known competitors where compensation packages may be more attractive. Thus, the Compensation Committee does review and consider the compensation paid by our known competitors, in terms of the elements of pay, total available pay opportunities and compensation actually received, in each case with the goal of establishing executive compensation packages that will be attractive to our NEOs and competitive with those companies in our identified peer group. In this regard, the Compensation Committee has requested and reviewed competitive market pay information from its independent consultants from time to time, including from its independent consultant, Pearl Meyer, in 2015, 2016 and 2017.

The competitive market data provided by Pearl Meyer was based, in part, on the following peer group that was developed by Pearl Meyer and approved by the Compensation Committee:

• ArcBest Corporation • C.H. Robinson Worldwide, Inc. • XPO Logistics, Inc. • Expeditors International of Washington, Inc. • Roadrunner Transportation Systems, Inc.	• Hub Group, Inc. • J.B. Hunt Transport Services, Inc. • Landstar System, Inc. • Old Dominion Freight Line, Inc. • Saia, Inc.	• Ryder System, Inc. • Knight-Swift Transportation Holdings Inc. • Universal Logistics Holdings, Inc. • Werner Enterprises, Inc.

Based on the competitive market data of the peer group of companies listed above, the Compensation Committee focuses on providing a competitive compensation package that will allow us the opportunity to attract and retain key executive personnel. While we compete with a number of the companies in the peer group above for talent, the Compensation Committee recognizes that there are fundamental differences in our operating and capital structure compared to the peer group of companies listed above that cause our operating results and financial performance to differ from the peer group companies. This is the case even where the industry and our business operations are similar. These differences include, but are not limited to, our collective bargaining agreements and related benefit funding obligations, each of which places us at a competitive disadvantage. We also remain challenged by our significant level of indebtedness, despite ongoing and deliberate actions of the current management team to continue reducing the debt incurred by their predecessors in the mid-2000s and de-risking our balance sheet.

The Role of Consultants

The Compensation Committee has the exclusive authority to engage an independent compensation consultant and to direct the work of any such consultant selected. In each of 2015, 2016 and 2017, after considering the independence criteria established by the SEC, the Compensation Committee engaged Pearl Meyer as its independent consultant. Pearl Meyer reports directly to the Compensation Committee and provides no other services to the Company. See Structure and Functioning of the Board—Board Committees—Compensation Committee Interaction with Compensation Consultants for additional information.

Performance Measures Used in Our Incentive Program

We used Adjusted EBITDA (in dollars) and revenue as the primary performance measures for our cash incentive program in 2017. Adjusted EBITDA, which weighted at 75% of the short-term program, is an important and commonly used measure in our industry and by our management to evaluate our core operating performance and a key component of our credit agreement financial covenants. The Compensation Committee believes Adjusted EBITDA is an appropriate performance goal for incentive compensation because improvement in our core operating performance and compliance with the financial covenants are imperative for our short-term and long-term success. In addition, revenue was weighted at 25% of the short-term program, and we also considered unlevered free cash flow and safety as supplemental performance measures for discretionary adjustments to our cash incentive program.

Adjusted EBITDA and unlevered free cash flow are non-GAAP measures. Defined in our credit facilities as “Consolidated EBITDA,” Adjusted EBITDA is a measure that reflects our earnings before interest, taxes, depreciation, and amortization expense, and is further adjusted for, among other things, letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring professional fees and other transaction costs related to issuances of debt, non-recurring consulting fees, expenses associated with certain lump sum payments to our union employees and the gains or losses from permitted dispositions and discontinued operations. Adjusted EBITDA is an important measure used by management in evaluating our core operating performance and, as such, is deemed an appropriate measure by our Compensation Committee in measuring our executives’ performance. Unlevered free cash flow is defined as our operating cash flow minus gross capital expenditures and excludes restructuring costs and interest payments on our indebtedness.

Description of Compensation Components

Base Salary

Base salary for our NEOs considers their experience, level of responsibility, peer group comparisons and internal pay equity considerations among executive officers.

2017 Annual Incentive Plan (2017 AIP)

The purpose of our 2017 AIP was to motivate and reward executives for short-term improvements in Adjusted EBITDA, revenue and other measures that contribute to steady increases in stockholder value. Revenue was added as a performance metric under the 2017 AIP to better align with the performance metrics of the Company’s industry peers. The Compensation Committee established 2017 performance targets that it believed would be challenging to achieve based on the business forecast information that was available to the Compensation Committee in early 2017.

Each incentive pool of the 2017 AIP would be funded only upon achievement of the pre-determined applicable threshold level of Adjusted EBITDA, measured at the Company level (Consolidated) and at YRC Freight and Regional Transportation operating levels (collectively, Plan Levels), as applicable for each pool. In 2017, if we achieved the threshold level of Adjusted EBITDA and the threshold level of revenue for each of the Plan Levels, the overall incentive pool would have been $0, and if we achieved target level of Adjusted EBITDA and target level of revenue for each of the Plan Levels, the overall incentive pool would have been $7.9 million. If we achieved the maximum level of Adjusted EBITDA and the maximum level of revenue for each of the Plan Levels, the overall incentive pool would have been $15.8 million. The overall potential incentive pool would be determined on a linear basis between threshold and maximum, weighing Adjusted EBITDA at 75% and revenue at 25%.

The following were the threshold, target and maximum Adjusted EBITDA and revenue funding levels for 2017, the actual Adjusted EBITDA and actual revenue levels achieved, and the associated funding earned for the year:

	Adjusted EBITDA			2017 Actual
Operating Level	Threshold	Target	Maximum	Adjusted EBITDA	% of Target Opportunity Funded
Consolidated	$297.5 million	$315.1 million	$362.3 million	$274.2 million	—%
YRC Freight	$140.1 million	$158.5 million	$190.2 million	$137.8 million	—%
Regional Transportation	$142.3 million	$158.1 million	$189.8 million	$136.4 million	—%

	Revenue			2017 Actual
Operating Level	Threshold	Target	Maximum	Revenue	% of Target Opportunity Funded
Consolidated	$4,697.5 million	$4,934.2 million	$5,180.9 million	$4,891.0 million	—%
YRC Freight	$2,958.9 million	$3,079.5 million	$3,387.5 million	$3,067.9 million	—%
Regional Transportation	$1,739.3 million	$1,854.6 million	$2,040.1 million	$1,823.4 million	—%

Once the funding level of each pool is determined, the amount of incentives paid is further evaluated based upon the following supplemental measures: unlevered free cash flow and safety, measured at the Consolidated, YRC Freight, or Regional Transportation operating level, as applicable.

In February 2018, the Compensation Committee assessed our 2017 performance against the pre-determined performance targets. For 2017, we achieved Adjusted EBITDA below the threshold levels at all operating levels, and, therefore, we did not achieve the performance necessary for funding the consolidated incentive pool under the 2017 AIP.

2017 Long-Term Incentive Plan (2017 LTIP)

Our 2017 LTIP uses equity incentive awards to motivate greater longer term performance and to provide retention incentives for our key employees. Equity incentive awards also serve to align executive and stockholder interests and create retention incentives for key employees.

Our 2017 LTIP equity incentive award consisted solely of a grant of time-based restricted stock in the following amounts (expressed as a percentage of base salary): Mr. Welch, 150%; Messrs. Hall, Hawkins and Moshier and Ms. Fisher, 50%. See Executive Compensation—Summary Compensation Table for additional information regarding the 2017 grants. The restricted shares will cliff vest 100% on February 14, 2020. For 2017, performance stock units were not part of our executive compensation program. The portion of non-performance related equity compensation remains at 50% of salary (or 150% for Mr. Welch), whereas equity was awarded at approximately double that amount in 2016 when equity compensation was comprised of both time-vested awards and performance awards.

Benefit Plans

All NEOs are eligible to participate in our health and welfare plans, including those providing medical, pharmacy, dental, vision, life insurance and accidental death and dismemberment benefits, on the same basis as our other non-union employees. Our NEOs pay the same price for their elected benefits as other non-union employees. Pursuant to Mr. Welch’s severance agreement, we pay the premiums for his medical and dental coverage under our health and welfare plans, and he is provided with a $500,000 term life insurance policy.

Our NEOs may participate in our defined contribution 401(k) plan, a tax-qualified retirement savings plan. The Tax Code limits the contributions NEOs and other highly-compensated employees can make to the 401(k) plan. Between January 1, 2017 and June 30, 2017, we made nondiscretionary matching cash contributions equal to 50% of participant contributions up to a maximum employer contribution of 2% of a participant’s eligible salary or wages. As of July 1, 2017, we make nondiscretionary matching cash contributions equal to 50% of participant contributions up to a maximum employer contribution of 3% of a participant’s eligible salary or wages.

We sponsor two qualified defined benefit pension plans for employees of our Company and certain participating subsidiaries who commenced employment prior to January 1, 2004. We froze benefit accruals under these plans on July 1, 2008. Messrs. Welch and Hawkins participate in the Yellow Corporation Pension Plan, and Mr. Moshier participates in the Roadway Pension Plan, based upon their service prior to that date. See Executive Compensation—Pension Benefits for a discussion of these qualified pension plans.

Severance Policy and Other Termination-of-Employment Benefits

In February 2015, the Compensation Committee adopted a new severance policy (Severance Policy) to establish post-termination compensation to corporate and operating company executives. The Severance Policy provides that to be eligible for any post-termination compensation, the employee must first execute a separation agreement containing appropriate confidentiality and other provisions. The terms of these agreements may vary in the Compensation Committee’s discretion. Executive officers who are not party to a severance agreement will be entitled to a severance of 18 months’ salary, vice presidents and above will be entitled to six months’ salary and directors will be entitled to three months’ salary, payable in regular installments over the specified period. Severance is payable under the Severance Policy only upon involuntary termination without cause. Change-in-control related severance amounts are paid in a lump sum.

The period during which the executive receives post-termination compensation, or the Inactive Employment Period, begins 60 days following termination. During this period, the terminated executive may elect to receive COBRA continuation coverage at the rate payable by other terminated non-union employees through the end of the Inactive Employment Period or until the terminated executive becomes entitled to other employer-provided health plan coverage, however the Company does not reimburse such coverage. The terminated executive’s other benefits (pension, 401(k), disability, incentive compensation, etc.) cease on the termination date.

Recipients of equity incentive awards may be entitled to accelerated or prorated vesting of those awards under certain circumstances. Beginning with equity awards granted in 2015, unvested equity awards will not vest upon a Change of Control (as defined in the applicable award agreement) unless there is a termination without Cause (as defined in the applicable award agreement) or a resignation for Good Reason (as defined in the applicable award agreement) within 12 months of the Change of Control. See Executive Compensation—Potential Payments upon Termination or Change of Control—Equity Award Agreements.

At December 31, 2017, the Severance Policy and other termination-of-employment benefits were applicable to Ms. Fisher and Messrs. Hall, Hawkins and Moshier, but not Mr. Welch who was party to a severance agreement. See Executive Compensation—Potential Payments upon Termination or Change of Control—Welch Severance Agreement.

Compensation Decisions for 2018

In establishing the 2018 executive compensation program, the Compensation Committee continued the market-based programs that were established in 2015, with some limited modifications that are designed to reward executive performance in promoting retention, implementing longer-term strategies and achieving operational goals.

Compensation components will include (i) base salary, (ii) annual cash incentive compensation as short-term incentive compensation and (iii) equity-based compensation as long-term incentive compensation.

The 2018 Annual Incentive Plan (2018 AIP) is funded on the basis of Adjusted EBITDA performance, as in prior years. Also, like the 2017 AIP, the payout thereunder is based on Adjusted EBITDA performance weighted at 75% and 2018 revenue performance weighted at 25% relative to pre-determined goals as established by the Compensation Committee. It will be funded in approximately the same amounts as the 2017 AIP.

The 2018 Long-Term Incentive Plan (2018 LTIP) will consist of time-based restricted stock awarded under our Amended and Restated 2011 Incentive and Equity Award Plan (Amended 2011 Plan), which vests ratably over three years.

The following sets forth the 2018 incentive compensation structure for our NEOs at target:

	2018 AIP (1) % Base Salary	2018 LTIP (2) % Base Salary	2018 Target Pay Mix
Continuing NEO			Base Salary	AIP	LTIP
James L. Welch (3)	275%	—%	27%	73%	—%
Stephanie D. Fisher	150%	50%	33%	50%	17%
Justin M. Hall	150%	50%	33%	50%	17%
Darren D. Hawkins	150%	100%	29%	42%	29%
Howard C. Moshier	150%	50%	33%	50%	17%

(1)	The maximum incentive for the 2018 AIP is 200% of the target amount for each NEO.
(2)	Represents the target amount of time-based restricted stock. The actual value of the award will depend on the Company’s stock price performance.
(3)	Mr. Welch’s payout will be prorated based on actual results for the full year. In anticipation of his upcoming retirement, Mr. Welch did not receive a 2018 LTIP award. See Executive Compensation—Executive Agreements—Welch Stock Agreement.

The Compensation Committee believes that (1) the 2018 NEO compensation structure is market competitive, (2) the pay mix emphasizes variable compensation over fixed compensation, (3) the variable pay will serve to link pay with performance and align executive and stockholder interests and (4) the program will allow the Company to continue attracting and retaining management talent.

Executive Stock Ownership Policy

In February 2018, we implemented a new executive stock ownership policy that requires certain officers to own the number of shares of our Common Stock equal to the fixed number of shares owned at the time the policy was adopted or at the time the new executive is added to the policy. All executive officers are subject to the executive stock ownership policy. The required salary multiple for each such executive is 1.5, except for our CEO, whose required salary multiple is 3.0. Each executive must comply with the executive stock ownership policy by the later of the fifth anniversary of its adoption or on the date the individual is promoted or hired as an executive officer. Prior to the fifth anniversary, the executive officer may only sell to the extent he or she holds at least 50% of his or her total holding requirement after giving effect to the sale. The minimum share ownership guidelines are intended in part to ensure that executive officers have a financial stake in the Company that is aligned with that of our Stockholders.

The previous executive stock ownership guidelines required certain officers to own the number of shares of our Common Stock equal to the lesser of (a) a market value equal to a specified multiple of base salary and (b) the fixed number of shares owned at the time the guidelines were adopted or at the time a new executive was promoted or hired as an executive officer. In addition, the required salary multiple for each such executive was 3.0, except for our CEO, whose required salary multiple was 6.0. Prior to the implementation of the new executive stock ownership policy described above, all executive officers were subject to the previous executive stock ownership guidelines.

Incentive Compensation Recovery Policy

In December 2007, the Compensation Committee adopted an executive compensation recovery policy that allows the Compensation Committee, in its sole discretion, to recover from executive officers any annual and long-term incentive compensation that is based upon financial statements required to be restated as a result of errors, omissions or fraud, regardless of whether an executive officer causes the restatement. The incentive compensation subject to recovery is that which exceeds the compensation that would otherwise have been granted based upon the restated financial results, but only to the extent of unvested or deferred equity awards. The Compensation Committee will consider the impact of taxes previously paid or withheld when determining whether, and to what extent, to recover incentive compensation.

Section 10D of the Exchange Act, enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires public companies to recover, on a no-fault basis, incentive compensation amounts based upon financial results that are required to be restated due to material noncompliance with financial reporting requirements, and directs the SEC to adopt rules providing for such recoveries. The SEC has yet to adopt its Section 10D rules. Mr. Welch’s severance agreement with the Company provides that equity incentive awards made thereunder would be subject to clawback under Section 10D upon adoption of the SEC’s Section 10D rules. The Compensation Committee intends to update its clawback policy accordingly when the new rules are adopted.

Limitations on Deductibility of Executive Compensation

Section 162(m) of the Tax Code limits the Company’s ability to deduct certain compensation in excess of $1 million paid to our CEO and to certain of our other NEOs. For 2017 compensation, this limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” The Compensation Committee considers Section 162(m) when making compensation decisions, but reserves its discretion to award compensation that is not deductible when necessary to achieve other compensation objectives.

Restrictions on Pledging Common Stock Awards and Abusive Trading Practices

Our Securities Trading and Disclosure Policy prohibits our directors and officers from placing their Common Stock in a margin account with a broker or pledging their Common Stock as collateral to secure a debt. The policy also prohibits abusive trading practices involving our Common Stock, such as short-sales or hedging against market risk. Based upon information submitted by our directors and executive officers, we do not believe any Common Stock held by them has been placed in a margin account or pledged as security for a loan.

Compensation Risk Assessment

Our Compensation Committee has reviewed our compensation policies and practices, including incentive programs, to ensure they do not encourage unreasonable or excessive risk-taking. Based upon this review, we believe our compensation policies and practices are not reasonably likely to expose us to unreasonable or excessive risk that could have a material adverse effect on us. We believe our practice of providing a significant portion of compensation in the form of long-term equity compensation and using multiple performance measures in our incentive plans serve to balance risk and reward. We also maintain a prohibition on hedging and an incentive compensation recovery policy to mitigate undue risk associated with compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2017.

Patricia M. Nazemetz, Chairman Douglas A. Carty Matthew A. Doheny Michael J. Kneeland

EXECUTIVE COMPENSATION

The tables below provide information on our NEO compensation in 2017, 2016 and 2015, as applicable.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
James L. Welch	2017	891,667	—		1,244,971	—	—	29,000	26,101	2,191,739
Chief Executive Officer	2016	850,000	—		2,523,065	—	—	19,000	6,146	3,398,211
	2015	850,000	—		2,581,149	—	1,774,375	—	10,019	5,215,543

Stephanie D. Fisher	2017	358,285	43,205	(6)	138,334	—	—	—	45,078	584,902
Chief Financial Officer
Justin M. Hall	2017	410,000	—		189,045	—	—	—	92,651	691,696
Chief Customer Officer	2016	239,167	50,000	(7)	441,177	—	—	—	39,756	770,100

Darren D. Hawkins	2017	521,833	—		244,382	—	—	27,000	27,544	820,759
President, YRC Freight	2016	481,000	—		475,924	—	—	25,000	7,012	988,936
	2015	460,333	—		455,495	—	573,593	—	3,035	1,492,456

Howard C. Moshier	2017	291,329	50,000	(8)	233,837	—	—	42,000	65,919	683,085
President, USF Holland

(1)	See Compensation Discussion and Analysis—Description of Compensation Components—Base Salary for a discussion of base salaries for 2017.
(2)	Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 of Common Stock, time-vested restricted Common Stock and performance stock units, as applicable, granted to our NEOs on the dates shown in the tables below. The fair value of each grant of Common Stock and time-vested restricted Common Stock is determined using the closing market price of our Common Stock on the grant date. Management estimates the fair value of each grant of performance stock units by using the closing market price of our Common Stock on the grant date. This grant date fair value assumes that each participant earns the target performance stock award, which is considered the probable outcome on the date of grant.

The number of shares of time-vesting Common Stock and performance stock units awarded to each of our NEOs, the grant date determined in accordance with FASB ASC Topic 718, and the closing price of our Common Stock on the grant date are as follows:

2017 Grants

Name	Restricted Stock	Grant Date	Closing Price ($)
James L. Welch	96,360	2/22/2017	12.92
Stephanie D. Fisher	10,707	2/22/2017	12.92
Justin M. Hall	14,632	2/22/2017	12.92
Darren D. Hawkins	18,915	2/22/2017	12.92
Howard C. Moshier	5,086	2/22/2017	12.92
Howard C. Moshier	12,528	9/28/2017	13.42

For 2017, performance stock units were not part of our executive compensation program.

2016 Grants

Name	Restricted Stock	Performance Stock Units	Grant Date	Closing Price ($)
James L. Welch	149,648	149,648	2/26/2016	8.43
Justin M. Hall	23,977	23,977	6/1/2016	9.20
Darren D. Hawkins	28,228	28,228	2/26/2016	8.43

If the highest level of performance conditions were achieved in 2016, then the grant date fair value of the performance stock units for each NEO would have been as follows: Mr. Welch, $2,523,065; Mr. Hall, $441,177; and Mr. Hawkins, $475,924. The Compensation Committee determined that we did not achieve threshold performance under the 2016 LTIP and all performance stock units granted in 2016 were forfeited.

2015 Grants

Name	Restricted Stock	Performance Stock Units	Grant Date	Closing Price ($)
James L. Welch	70,794	70,794	3/9/2015	18.23
Darren D. Hawkins	12,493	12,493	3/9/2015	18.23

If the highest level of performance conditions were achieved in 2015, then the grant date fair value of the performance stock units for each NEO would have been as follows: Mr. Welch, $2,581,149 and Mr. Hawkins, $455,495.

In determining the results of performance measures related to 2015 performance stock units, the Compensation Committee determined to exclude from operating income the effect of a $28.7 million non-cash charge incurred by the Company due to its decision to offer voluntary lump sum benefit payments under the Company’s non-union pension plans. This exclusion increased the number of performance stock units that had satisfied the performance condition from 126% of target to 196% of target.

(3)	Only Messrs. Welch, Hawkins and Moshier are eligible to participate in our pension plans. The amounts reported in this column represent the aggregate change in the actuarial present value of the accumulated benefits under our qualified defined benefit pension plans. The accumulated benefits for Messrs. Welch, Hawkins and Moshier under our pension plans are due to their years of prior service with us. Benefit accruals under our pension plans were frozen on July 1, 2008. In 2017, the aggregate value of Mr. Welch’s pension benefits increased by $29,000, the aggregate value of Mr. Hawkins’ pension benefits increased by $27,000 and the aggregate value of Mr. Moshier’s pension benefits increased by $42,000. The increase in benefits in 2017 was due to a decrease in the interest rate used to calculate the present value of the benefits. In 2016, the aggregate value of Mr. Welch’s pension benefits increased by $19,000 and the aggregate value of Mr. Hawkins’ pension benefits increased by $25,000. The increase in benefits in 2016 was due to a decrease in the interest rate used to calculate the present value of the benefits. In 2015, the aggregate value of Mr. Welch’s pension benefits decreased by $76,000 and the aggregate value of Mr. Hawkins’ pension benefits decreased by $9,000. The decrease in benefits in 2015 was due to an increase in the interest rate used to calculate the present value of the benefits.

(4)	All other compensation for 2017 includes the following:

Name	Perquisite Payments ($)
James L. Welch	26,101	(a)
Stephanie D. Fisher	45,078	(b)
Justin M. Hall	92,651	(c)
Darren D. Hawkins	27,544	(d)
Howard C. Moshier	65,919	(e)

(a)	Represents a $24,684 payment for the cost of Mr. Welch’s health and welfare benefits and a $1,417 employer contribution to the 401(k) plan in Mr. Welch’s name.
(b)	Represents a $19,216 payment for the cost of Ms. Fisher’s health and welfare benefits, a reimbursement of $19,112 of taxes with respect to Ms. Fisher’s Acting Chief Financial Officer bonus described in footnote 6 below, and a $6,750 employer contribution to the 401(k) plan in Ms. Fisher’s name.
(c)	Represents a $19,634 payment for the cost of Mr. Hall’s health and welfare benefits. Further, it represents amounts reimbursed to Mr. Hall for reasonable costs incurred in his weekly travel from his home near Minneapolis, Minnesota to Overland Park, Kansas. The total amount incurred by Mr. Hall for his 2017 travel costs was $66,267. This total amount includes reimbursement of $22,266 of taxes with respect to these travel costs. It also represents a $6,750 employer contribution to the 401(k) plan in Mr. Hall’s name.
(d)	Represents a $19,463 payment for the cost of Mr. Hawkins’ health and welfare benefits, a $1,331 payment for family travel expense reimbursed by us, and a $6,750 employer contribution to the 401(k) plan in Mr. Hawkins’ name.
(e)	Represents a $872 payment for the cost of Mr. Moshier’s health and welfare benefits. Further, it represents amounts reimbursed to Mr. Moshier for reasonable costs incurred in his weekly travel from his home near Cleveland, Ohio to Overland Park, Kansas through mid-September 2017 and to Lebanon, Pennsylvania for the remainder of the year. The total amount incurred by Mr. Moshier for his 2017 travel costs was $51,031. This total amount includes reimbursement of $15,031 of taxes with respect to these travel costs. It also represents a $5,351 employer contribution to the 401(k) plan in Mr. Moshier’s name and a $8,665 payout of accrued vacation days when he commenced his new role at New Penn.
(5)	Despite reporting an increased amount of health and welfare benefits for 2017 as compared to prior years, the Company did not materially alter its benefit program or what costs are paid out on behalf of the NEOs. Instead, the Company determined to reflect the full amount of costs paid out rather than the amount paid on behalf of any NEO that exceeded what was paid to the general employee population to provide a more accurate comparison of Mr. Welch’s compensation to our median employee’s compensation in the CEO Pay Ratio section herein.
(6)	Represents a one-time payment of $43,205 as additional compensation for Ms. Fisher’s service as Acting Chief Financial Officer, which amount reflects the differential between her base salary during her service in that role from January 2017 to May 2017 and her base salary as Chief Financial Officer.
(7)	Represents a $50,000 hiring bonus paid to Mr. Hall.
(8)	Represents a $50,000 bonus paid to Mr. Moshier in connection with his promotion to President of New Penn.

Executive Agreements

Welch Severance Agreement

On December 30, 2014, Mr. Welch and the Company entered into a cancelation agreement that canceled his employment agreement with the Company, dated July 22, 2011 and amended on October 30, 2012 (Welch Agreement). As consideration for canceling the Welch Agreement, (i) Mr. Welch entered into a severance agreement, as described below, (ii) Mr. Welch remained entitled to (a) continue participation in our benefit programs available to senior executives, (b) payment of medical, pharmacy and dental plan premiums, and (c) a $500,000 term life insurance policy while Mr. Welch is employed by us, all of which Mr. Welch was entitled to under the Welch Agreement, and (iii) we granted the remaining 280,615 equity awards that were contractually guaranteed to Mr. Welch under the Welch Agreement on the sole condition in the Welch Agreement that he remained our employee through the end of his contract term. This equity award vested 20% on February 28, 2015, 60% on July 31, 2015 and 20% on February 28, 2016. Although the timing of the equity grant was accelerated to effectuate the termination of the Welch Agreement, the vesting schedule of the equity grants approximated the vesting schedule timing set forth in the Welch Agreement. Accordingly, no additional consideration was conveyed to Mr. Welch by making the grant early and there was no reduction in retention incentives for the Company as the original vesting schedule has largely been retained. For a further description of Mr. Welch’s severance agreement, see —Potential Payments upon Termination or Change of Control—Welch Severance Agreement.

Welch Stock Agreement

On February 13, 2018, the Compensation Committee, as well as the Board, approved a new restricted stock award agreement for Mr. Welch pursuant to the Amended 2011 Plan (Welch Stock Agreement). Under the Welch Stock Agreement, Mr. Welch was awarded 146,243 restricted common shares that are to vest on Mr. Welch’s upcoming retirement date. If Mr. Welch determines not to retire by July 31, 2018, the Welch Stock Agreement becomes null and void. The grant of restricted stock under the Welch Stock Agreement was made in lieu of his annual grant under the 2018 LTIP and is the only Company stock grant anticipated for Mr. Welch in 2018. Upon retirement, Mr. Welch will forfeit all previously-granted shares that remain unvested as of his retirement date.

Mr. Welch would have been entitled to receive 93,815 shares under the 2018 LTIP. Thus, the Welch Agreement includes a grant of that number of shares plus 52,428 additional shares as consideration for Mr. Welch’s agreement to certain post-retirement obligations in the Welch Stock Agreement, including covenants not to compete and not to solicit the Company’s customers or employees. Mr. Welch has also agreed to cooperate with the Company for the twelve-month period after retirement in connection with management transition. The stock award is subject to a claw-back provision for Mr. Welch’s failure to meet all his post-retirement obligations. The Welch Stock Agreement also provides for accelerated or pro-rata vesting of the restricted stock consistent with the form of 2018 restricted stock agreement.

Grants of Plan-Based Awards

The table below describes the grants of plan-based awards to our NEOs during the year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Equity Award ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James L. Welch
2017 AIP	N/A	0	2,475,500	4,950,000	—	—	—	—	—
Stock Award (2)	2/22/17	—	—	—	—	—	—	96,360	1,244,971
Stephanie D. Fisher
2017 AIP	N/A	0	600,000	1,200,000	—	—	—	—	—
Stock Award (2)	2/22/17	—	—	—	—	—	—	10,707	138,334
Justin M. Hall
2017 AIP	N/A	0	615,000	1,230,000	—	—	—	—	—
Stock Award (2)	2/22/17	—	—	—	—	—	—	14,632	189,045
Darren D. Hawkins
2017 AIP	N/A	0	795,000	1,590,000	—	—	—	—	—
Stock Award (2)	2/22/17	—	—	—	—	—	—	18,915	244,382
Howard C. Moshier
2017 AIP	N/A	0	495,000	990,000	—	—	—	—	—
Stock Award (2)	2/22/17	—	—	—	—	—	—	5,086	65,711
Stock Award (3)	9/28/17	—	—	—	—	—	—	12,528	168,126

(1)	Amounts represent the aggregate grant date fair value of time-based restricted Common Stock awarded to our NEOs computed in accordance with FASB ASC Topic 718.
(2)	Amounts represent time-vesting restricted Common Stock granted under the Amended 2011 Plan pursuant to the 2017 LTIP. These awards cliff vest 100% on February 14, 2020.
(3)	Mr. Moshier received a one-time grant equal to 50% of his new salary in connection with his promotion to President of New Penn. Amounts represent time-vesting restricted Common Stock granted under the Amended 2011 Plan pursuant to the 2017 LTIP. These awards vest in one-third installments on each of September 28, 2018, September 28, 2019 and September 28, 2020.

Outstanding Equity Awards at Fiscal Year-End

The following table describes the outstanding stock awards for each NEO who had outstanding awards as of December 31, 2017.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James L. Welch
Restricted Stock (2)	219,724	3,159,631	—	—
Performance Stock Units (3)	46,252	665,104	—	—

Stephanie D. Fisher
Restricted Stock (2)	22,903	329,345	—	—
Performance Stock Units (3)	4,350	62,553	—	—

Justin M. Hall
Restricted Stock (2)	30,617	440,272	—	—

Darren D. Hawkins
Restricted Stock (2)	41,899	602,508	—	—
Performance Stock Units (3)	8,164	117,398	—	—

Howard C. Moshier
Restricted Stock (2)	25,393	365,151	—	—
Performance Stock Units (3)	2,358	33,908	—	—

(1)	The market value of unvested restricted stock awards was calculated based on the per share closing price of our Common Stock of $14.38 on December 29, 2017 (the last business day of 2017).
(2)	Represents unvested restricted Common Stock granted under the Amended 2011 Plan. For Mr. Welch, represents (i) 23,598 shares of restricted Common Stock granted on March 9, 2015, which vested on February 23, 2018, (ii) 99,766 shares of restricted Common Stock granted on February 26, 2016, which vested or vest in two remaining equal installments on February 26, 2018 and February 26, 2019, and (iii) 96,360 shares of restricted Common Stock granted on February 22, 2017, which cliff vest 100% on February 14, 2020.

For Ms. Fisher, represents (i) 2,219 shares of restricted Common Stock granted on March 9, 2015, which vested on February 23, 2018, (ii) 9,977 shares of restricted Common Stock granted on February 26, 2016, which vested or vest in two remaining equal installments on February 26, 2018 and February 26, 2019, and (iii) 10,707 shares of restricted Common Stock granted on February 22, 2017, which cliff vest 100% on February 14, 2020.

For Mr. Hall, represents (i) 15,985 shares of restricted Common Stock granted on June 1, 2016, which vest in two remaining equal installments on June 1, 2018 and June 1, 2019, and (ii) 14,632 shares of restricted Common Stock granted on February 22, 2017, which cliff vest 100% on February 14, 2020.

For Mr. Hawkins, represents (i) 4,165 shares of restricted Common Stock granted on March 9, 2015, which vested on February 23, 2018, (ii) 18,819 shares of restricted Common Stock granted on February 26, 2016, which vested or vest in two remaining equal installments on February 26, 2018 and February 26, 2019, and (iii) 18,915 shares of restricted Common Stock granted on February 22, 2017, which cliff vest 100% on February 14, 2020.

For Mr. Moshier, represents (i) 1,203 shares of restricted Common Stock granted on March 9, 2015, which vested on February 23, 2018, (ii) 5,576 shares of restricted Common Stock granted on February 26, 2016, which vested or vest in two remaining equal installments on February 26, 2018 and February 26, 2019, (iii) 5,086 shares of restricted Common Stock granted on February 22, 2017, which cliff vest 100% on February 14, 2020, (iv) 12,528 shares of restricted Common Stock granted on September 28, 2017, which vest in three equal installments on September 28, 2018, September 28, 2019 and September 28, 2020, and (v) 1,000 shares of restricted Common Stock granted on August 18, 2014, which final installment vests on August 18, 2018.

(3)	Represents an award of unvested performance stock units granted under the Amended 2011 Plan pursuant to the 2015 LTIP. For Mr. Welch, represents 46,252 performance stock units granted on March 9, 2015, which vested on February 23, 2018.

For Ms. Fisher, represents 4,350 performance stock units granted on March 9, 2015, which vested on February 23, 2018.

For Mr. Hawkins, represents 8,164 performance stock units granted on March 9, 2015, which vested on February 23, 2018.

For Mr. Moshier, represents 2,358 performance stock units granted on March 9, 2015, which vested on February 23, 2018.

Stock Vested

The following table displays amounts received through restricted stock vesting during 2017.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (1)
James L. Welch	119,732	(2)	1,528,775
Stephanie D. Fisher	11,553	(3)	147,600
Justin M. Hall	7,992	(4)	76,004
Darren D. Hawkins	24,234	(5)	313,434
Howard C. Moshier	7,348	(6)	92,924

(1)	Values are based on the closing price of our Common Stock on the vesting date.
(2)	For Mr. Welch, includes vesting of 23,598 shares of restricted Common Stock granted on March 9, 2015, vesting of 49,882 shares of restricted Common Stock granted on February 26, 2016 and vesting of 46,252 performance stock units granted on March 9, 2015.
(3)	For Ms. Fisher, includes vesting of 2,218 shares of restricted Common Stock granted on March 9, 2015, vesting of 4,988 shares of restricted Common Stock granted on February 26, 2016 and vesting of 4,347 performance stock units granted on March 9, 2015.
(4)	For Mr. Hall, includes vesting of 7,992 shares of restricted Common Stock granted on June 1, 2016.
(5)	For Mr. Hawkins, includes vesting of 2,500 shares of restricted Common Stock granted on January 14, 2013, vesting of 4,164 shares of restricted Common Stock granted on March 9, 2015, vesting of 9,409 shares of restricted Common Stock granted on February 26, 2016 and vesting of 8,161 performance stock units granted on March 9, 2015.
(6)	For Mr. Moshier, includes vesting of 1,203 shares of restricted Common Stock granted on March 9, 2015, vesting of 2,787 shares of restricted Common Stock granted on February 26, 2016, vesting of 1,000 shares of restricted Common Stock granted on August 18, 2014 and vesting of 2,358 performance stock units granted on March 9, 2015.

Pension Benefits

The following table provides information regarding pension benefits for our NEOs eligible for pension benefits for the year ended December 31, 2017.

Name	Plan Name	No. of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
James L. Welch	Yellow Corporation Pension Plan	28	1,140,000	—
Darren D. Hawkins	Yellow Corporation Pension Plan	18	218,000	—
Howard C. Moshier	Roadway Pension Plan	20	300,000	—

(1)	Effective July 1, 2008, benefit accruals under all plans and agreements were frozen.
(2)	In calculating the present value of the accumulated pension benefit, the following assumptions were used:
(a)	a FASB ASC Topic 715 discount rate of 4.27%;
(b)	an expected retirement age of 65, which is the normal retirement age in the Yellow Corporation Pension Plan and the Roadway Pension Plan, for Messrs. Hawkins and Moshier, respectively, except that an expected retirement age of 63 for Mr. Welch was used because he is now eligible to retire under the Yellow Corporation Pension Plan without benefit reduction;
(c)	the RP-2014 combined table, using a custom MP-2016 scale, was used as the post-retirement mortality table and no table was used for pre-retirement mortality; and
(d)	a discount percentage of 4.27% was used to calculate the lump sum distribution.

Yellow Corporation Pension Plan

The Yellow Corporation Pension Plan, a noncontributory defined benefit plan, was frozen to new employees after December 31, 2003. Benefit accruals under the plan were frozen on July 1, 2008. Plan benefits are calculated based solely on salaries and cash annual incentive compensation earned before July 1, 2008. Participants are vested after five years of service.

Mr. Welch and Mr. Hawkins will be entitled to an annual pension benefit (single life annuity) at age 65 of $80,395 and $16,953, respectively. If a participant is age 55 to 65 and has 10 or more years of credited service, he or she is eligible for early retirement, subject to reduction of his or her accrued benefit. For example, the accrued benefit is reduced to 40% of the full age 65 benefit at age 55, 60% at age 60 and 90% at age 64. Mr. Welch, who is 63, is the only current NEO eligible for early retirement under the plan.

Roadway LLC Pension Plan

The Roadway LLC Pension Plan is a legacy defined benefit pension plan in which certain employees of Roadway were participants prior to the 2003 acquisition of Roadway by Yellow. Mr. Moshier is the only NEO with accrued benefits under the plan, based upon his years of service with Roadway and compensation prior to July 1, 2008. The plan was frozen to new participants on December 31, 2003. Benefit accruals under the plan were frozen on July 1, 2008.

Mr. Moshier, who is 51, is entitled to an annual pension benefit (single life annuity) at age 65 of $35,531. If a participant is age 55 to 65 and has 10 or more years of vesting service, he or she is eligible for early retirement subject to a reduction in his or her benefit. For example, the accrued benefit is reduced to 55% of the age 65 benefit if paid at age 55, 85% at age 60 and 97% at age 64. Alternatively, if a participant is at least age 50 and his or her age plus vesting service equals or exceeds 75 (rule of 75), he or she is eligible for early retirement subject to reduction in his or her benefit. For example, the accrued benefit is reduced to 80% of the age 65 benefit if age plus vesting service equals or exceeds 75 but is less than 80, and the accrued benefit is reduced to 90% if age plus vesting service equals or exceeds 85 but is less than 90.

Potential Payments upon Termination or Change of Control

The following narrative and table, together with other information in this proxy statement, describe the potential payments and benefits under our written agreements and compensation and benefit plans and arrangements to which our NEOs would be entitled upon termination of employment or a change of control.

The amounts discussed in the narrative and shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts under the terms of our pension plans, described under Pension Benefits above with respect to Mr. Welch.

The following narrative and table describe the potential payments and benefits under plans and arrangements as of December 31, 2017.

Welch Severance Agreement

For purposes of the Welch severance agreement, entered into on December 31, 2014, cause means:

•	willful misconduct or gross negligence in the performance of the executive’s duties to the Company;

•	the executive’s continued refusal to substantially perform his material duties to the Company or to follow the lawful directives of the Company’s Board (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company;

•	the executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

•	the executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or

•	material breach of the executive’s severance agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within 10 days of notice from the Company.

For purposes of the Welch severance agreement, good reason to resign exists if, within 30 days after he knows (or has reason to know) of the occurrence of any of the following events, he provides written notice requesting that the Board cure the event, and the Board fails to cure the event (if curable) within 30 days following receipt of the notice:

•	a reduction in base salary or target bonus;

•	material diminution in duties or responsibilities or the assignment of duties or responsibilities that materially impair his ability to perform the duties or responsibilities then assigned to him or normally assigned to the executive in an enterprise of comparable size and structure;

•	the assignment of duties to the executive that are materially inconsistent with the executive’s position with the Company;

•	a required relocation of the executive’s primary office location of more than fifty (50) miles; or

•	material breach of our obligations under the severance agreement or other material agreement with the executive.

If we terminate an executive’s employment for cause, if an executive resigns without good reason, or upon the executive’s death or disability, he is entitled to the following compensation within 60 days following such termination:

•	any unpaid base salary earned through the date of termination;

•	any earned but unpaid salary or other accrued amounts and reimbursement for reasonable expenses incurred but not paid prior to such termination; and

•	any other or additional benefits (if any), in accordance with the then-applicable terms of any plan, program, agreement or other arrangement in which he participates.

If we terminate the employment of Mr. Welch without cause or if he terminates his employment for good reason, then Mr. Welch will be entitled to continued payment of his annual base salary as in effect at the time of termination for 24 months, as well as reimbursement of certain COBRA health premiums for a period of 18 months. In the event of a qualified termination within 12 months of a change of control, Mr. Welch will be entitled to (i) a lump sum payment equal to twice the sum of his then-current base salary and target bonus in the year of termination, (ii) reimbursement of certain COBRA health premiums for a period of 18 months and (iii) vesting of outstanding equity awards with performance awards vesting at target levels and outstanding options remaining exercisable for 12 months following termination (but not beyond the original term of such options). Mr. Welch will be entitled to participate in the Company’s annual incentive plan and various health and other benefit plans available to senior executives while he remains employed by the Company.

For a period of 12 months following any termination, Mr. Welch has agreed (i) not to compete with us and (ii) not to solicit our customers or employees and not to interfere with our relationships with our suppliers and certain other parties. We may cease making severance payments to Mr. Welch if he breaches any of these restrictive covenants.

Executive Separation Policy

The Compensation Committee may provide severance and change of control compensation under the Severance Policy. See Compensation Discussion and Analysis—Severance Policy and Other Termination-of-Employment Benefits.

Equity Award Agreements

Restricted Stock Award Agreement

All restricted stock grants to the NEOs in 2015 or 2016 were made pursuant to the form of restricted stock award agreement (Previous RSA Agreement) adopted by the Compensation Committee on March 9, 2015. On February 22, 2017, the Compensation Committee approved an updated form of restricted stock award agreement (2017 RSA Agreement) to reflect a three-year cliff vesting, rather than vesting over three years in equal tranches as is the case with the Previous RSA Agreements. Other than the change to the vesting terms, the terms of the 2017 RSA Agreement are the same as those set forth in the Previous RSA Agreement. All restricted stock grants to the NEOs in 2017 were made pursuant to the 2017 RSA Agreement.

These restricted stock award agreements provide that if the NEO’s employment terminates prior to vesting due to death or disability, all of the unvested equity will immediately vest.

If the executive’s employment is terminated by the Company in a Qualifying Termination (as defined below), an additional number of shares of restricted Common Stock will vest equal to the number of shares of restricted Common Stock that would have vested on the next regularly scheduled vesting following such termination date had the executive’s employment continued until such time, multiplied by a fraction, the numerator of which is the number of days since the most recent prior vesting date that has elapsed prior to such termination, and the denominator of which is 365 (1,095 for the 2017 RSA Agreement). Qualifying Termination is defined in the restricted stock agreement as a termination of the executive’s employment by the Company without cause or a termination of the executive’s service by the executive for good reason. Cause is defined in the restricted stock agreement as (i) the executive’s willful misconduct or gross negligence in the performance of his or her duties to the Company; (ii) the executive’s continued refusal to substantially perform his or her material duties to the Company or to follow the lawful directives of the Company’s Board (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company; (iii) the executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or (v) material breach of the restricted stock agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within ten (10) days of notice from the Company. Good reason is defined in the restricted stock agreement as the occurrence of any of the following events: (i) reduction in the executive’s base salary or target bonus, (ii) any material diminution in the executive’s titles, duties or responsibilities or the assignment to him of duties or responsibilities that materially impairs his ability to perform the duties or responsibilities then assigned to the executive or normally assigned to someone in his or her role of an enterprise of the size and structure of the Company, (iii) the assignment of duties to the executive that are materially inconsistent with the his or her position with the Company, or (iv) a material breach of the restricted stock agreement or any other material, written agreement with the executive.

If the executive’s employment is terminated for any reason other than death, disability or in a Qualifying Termination, all unvested stock awards will be forfeited unless otherwise determined by the Compensation Committee in its sole discretion. Upon a change of control, if the executive’s employment is terminated by the Company in a Qualifying Termination within twelve months following such change of control, all unvested restricted Common Stock will immediately vest. Change of control is defined in the restricted stock agreements as:

•	any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the Stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding an acquisition pursuant to a merger or consolidation of the Company or any direct or indirect subsidiary of the Company that does not constitute a change in control thereunder;

•	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s Stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

•

a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or its successor (or the ultimate parent company of the Company or its successor) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the Stockholders of the Company in substantially by the same proportions as their ownership of Common Stock of the Company) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a change in control of the Company; or

•	a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale (or to an entity controlled by such person or persons).

Performance Stock Unit Award Agreements

Our NEOs who received performance stock unit awards in 2015 or 2016 are parties to performance stock unit agreements. The following description is of the performance stock unit agreements adopted by the Compensation Committee and full Board on February 23, 2015 with respect to the 2015 grants and on February 26, 2016 with respect to the 2016 grants. The 2015 grants, to the extent earned, are settled in Common Stock. The 2016 grants would have been settled in cash; however, no performance stock units were earned in 2016. No performance stock units were awarded in 2017.

The performance stock unit agreements provide that if the NEO’s employment terminates following the first vesting date (as defined in each executive’s agreements) but prior to fully vesting due to death or disability, all of the unvested equity will immediately vest.

If the executive’s employment is terminated with the Company pursuant to a Qualifying Termination (as defined above), then the time-based condition shall be deemed satisfied with respect to an additional number of performance stock units at the actual level earned based on performance during the performance period in an amount equal to the product of (A) the number of performance stock units that would have satisfied the time-based condition upon the next regularly scheduled time-based vesting date had the executive’s service with the Company continued through such time, and (B) a fraction, the numerator of which is the number of days that have elapsed since the most recent time-based vesting date prior to such Qualifying Termination (or, if the Qualifying Termination occurs prior to the first vesting date, since the completion of the previous calendar year) and the denominator of which is 365.

If the executive’s employment is terminated for any reason other than death, disability or in a Qualifying Termination (as defined above), all unvested performance stock unit awards will be forfeited; provided however, that in the event of the executive’s termination following the first vesting date but prior to the date the Compensation Committee determines the level at which the performance condition is satisfied (Certification Date), the performance stock units that satisfied the time-based condition upon the first vesting date shall remain outstanding until the Certification Date and have the opportunity to satisfy the performance condition upon the Certification Date.

Upon a change of control (as defined in the 2015 restricted stock award agreement), if the executive’s employment is terminated by the Company in a Qualifying Termination within 12 months of such change of control, the time based condition shall be deemed fully satisfied with respect to any performance stock units outstanding at such time. Furthermore, in the event that such Qualifying Termination occurs prior to December 31st of the year of such change in control, the performance condition for such executive shall be deemed satisfied at the target level.

The following table estimates the value of payments and benefits that would become payable or accrue to our NEOs as of December 31, 2017 under the scenarios described below, in each case based on the assumptions described in the footnotes to the table.

		Type of Payment (1)(2)
Name	Type of Termination	Cash Severance ($)		Equity Awards ($)(3)		Other Payments ($)(4)	Gross-Up and Excise Tax Payments ($)	Total Payments ($)
James L. Welch	Termination upon Qualifying Termination	1,800,000	(5)	1,855,956	(8)	35,516	—	3,691,472
	Termination upon Death or Disability	—		3,824,735	(9)	—	—	3,824,735
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—	—	—
	Change of Control with Qualifying Termination	4,275,000	(6)	3,824,735	(9)	35,516	—	8,135,251

Stephanie D. Fisher	Termination without Cause	600,000	(7)	184,877	(8)	—	—	784,877
	Resignation for Good Reason	—		184,877	(8)	—	—	184,877
	Termination upon Death or Disability	—		391,898	(9)	—	—	391,898
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—	—	—
	Change of Control with Termination without Cause	600,000	(7)	391,898	(9)	—	—	991,898
	Change of Control with Resignation for Good Reason	—		391,898	(9)	—	—	391,898

Justin M. Hall	Termination without Cause	615,000	(7)	127,014	(10)	—	—	742,014
	Resignation for Good Reason	—		127,014	(10)	—	—	127,014
	Termination upon Death or Disability	—		440,272	(9)	—	—	440,272
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—	—	—
	Change of Control with Termination without Cause	615,000	(7)	440,272	(9)	—	—	1,055,272
	Change of Control with Resignation for Good Reason	—		440,272	(9)	—	—	440,272

Darren D. Hawkins	Termination without Cause	795,000	(7)	342,728	(8)	—	—	1,137,728
	Resignation for Good Reason	—		342,728	(8)	—	—	342,728
	Termination upon Death or Disability	—		719,906	(9)	—	—	719,906
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—	—	—
	Change of Control with Termination without Cause	795,000	(7)	719,906	(9)	—	—	1,514,906
	Change of Control with Resignation for Good Reason	—		719,906	(9)	—	—	719,906

		Type of Payment (1)(2)
Name	Type of Termination	Cash Severance ($)		Equity Awards ($)(3)		Other Payments ($)(4)	Gross-Up and Excise Tax Payments ($)	Total Payments ($)
Howard C. Moshier	Termination without Cause	495,000	(7)	149,632	(11)	—	—	644,632
	Resignation for Good Reason	—		149,632	(11)	—	—	149,632
	Termination upon Death or Disability	—		399,059	(9)	—	—	399,059
	Change of Control with No Termination or with non-Qualifying Termination	—		14,380	(12)	—	—	14,380
	Change of Control with Termination without Cause	495,000	(7)	399,059	(9)	—	—	894,059
	Change of Control with Resignation for Good Reason	—		399,059	(9)	—	—	399,059

(1)	Excludes payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts under our pension plans, as described under Pension Benefits.
(2)	The value of the post-termination compensation included in the Cash Severance column for Ms. Fisher and Messrs. Hall, Hawkins and Moshier are contemplated by the Severance Policy. The Severance Policy provides that to be eligible for any post-termination compensation, the employee must first execute a separation agreement containing appropriate confidentiality and other provisions. The terms of these agreements may vary in the Compensation Committee’s discretion.
(3)	The information in this column reflects the value of restricted Common Stock that will vest upon the triggering event. The payment was calculated based upon the $14.38 closing price of our Common Stock on December 29, 2017 (the last business day of 2017).
(4)	Pursuant to his severance agreement, Mr. Welch is entitled to reimbursement of up to eighteen months of COBRA premiums paid by that executive.
(5)	This amount represents post-termination compensation of an amount equal to 200% of annual base salary, payable in 24 monthly installments pursuant to Mr. Welch’s severance agreement.
(6)	This amount represents payment of an amount equal to 2.0 multiplied by the sum of the executive’s then-current rate of base salary plus the executive’s target bonus under the annual incentive plan for the year of termination.
(7)	This amount represents post-termination compensation of an amount equal to 150% of annual base salary, payable in 18 monthly installments pursuant to the Severance Policy.
(8)	This amount represents the acceleration of vesting of (a) the pro-rata number of shares (from February 23, 2017 through December 31, 2017) of restricted stock granted in 2015 plus (b) the pro-rata number of shares (from February 26, 2017 through December 31, 2017) of restricted stock granted in 2016 plus (c) the pro-rata number of shares (from February 22, 2017 through December 31, 2017) of restricted stock granted in 2017 plus (d) the pro-rata number of performance stock units (from February 23, 2017 through December 31, 2017) granted in 2015 and earned based on 2015 performance. This amount does not include any shares granted prior to 2015 and does not include any performance stock units granted in 2016.
(9)	This amount represents the acceleration of vesting of all shares of restricted stock and earned performance stock units outstanding as of December 31, 2017.
(10)	This amount represents the acceleration of vesting of (a) the pro-rata number of shares (from June 1, 2017 through December 31, 2017) of restricted stock granted in 2016 plus (b) the pro-rata number of shares (from February 22, 2017 through December 31, 2017) of restricted stock granted in 2017. This amount does not include any performance stock units granted in 2016.
(11)

This amount represents the acceleration of vesting of (a) the pro-rata number of shares (from February 23, 2017 through December 31, 2017) of restricted stock granted in 2015 plus (b) the pro-rata number of shares (from February 26, 2017 through December 31, 2017) of restricted stock granted in 2016 plus (c) the pro-rata number of shares (from February 22, 2017 through December 31, 2017) of restricted stock granted in February 2017 plus (d) the pro-rata number of shares (from September 28, 2017 through December 31, 2017) of restricted stock granted in September 2017 plus (e) the pro-rata number of performance stock units (from February 23, 2017 through December 31, 2017) granted in 2015 and earned based on 2015 performance. This amount does not include any shares granted prior to 2015 and does not include any performance stock units granted in 2016.
(12)	This amount represents the acceleration of vesting of all shares of restricted stock outstanding as of December 31, 2017 that were granted before 2015. All shares of restricted stock and all performance stock units granted in 2015 and thereafter are subject to a double-trigger feature, and thus, do not accelerate upon a change of control unless there is a Qualifying Termination within twelve months of the change of control.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 on our compensation plans under which equity securities are authorized for issuance. The table does not reflect issuances made during 2018.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price per share of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by Stockholders	1,454,132	(1)	$3,642	(2)	1,866,188	(3)
Equity compensation plans not approved by Stockholders	—		—		—

Total	1,454,132		$3,642		1,866,188

(1)	Includes 33,099 shares issuable upon the exercise of stock options and 1,421,033 shares issuable upon vesting of restricted Common Stock, RSUs and performance stock units.
(2)	Does not take into account shares issuable upon vesting of restricted Common Stock, RSUs or performance stock units, which have no exercise price.
(3)	Represents 1,866,188 shares available for issuance under our Amended 2011 Plan.

CEO Pay Ratio

We determined our median employee based on the Medicare taxable wages (annualized in the case of full- and part-time employees who joined or left the Company during 2017) of each of our more than 32,000 employees (excluding Mr. Welch) as of December 1, 2017. The annual total compensation of our median employee (calculated excluding the compensation of Mr. Welch) for 2017 was $81,083 (Median Compensation). Our median employee is a union employee who works for USF Holland LLC. The Median Compensation includes $57,261 in regular wages, overtime, and payments for holidays, vacation days and other similar days off for which the employee was entitled to compensation. In addition, we paid $19,716 in health and welfare benefits on behalf of our median employee. Finally, the Median Compensation includes $4,106 in 2017 pension contributions. After significant effort, the Company could not ascertain a reasonable estimate of the value of the change in the value of the account of the multi-employer pension fund in which the median employee participates with the information available to the Company, and the Company’s 2017 contribution on behalf of the median employee was the most reasonable and meaningful alternative.

As disclosed in the Summary Compensation Table appearing on page 37, our CEO’s annual total compensation for 2017 was $2,191,739.

Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 27 to 1.

AUDIT & ETHICS COMMITTEE REPORT

The Audit & Ethics Committee (Committee) oversees our accounting and financial reporting process on behalf of the Board. The Committee is composed of three independent directors (as defined by the NASDAQ Listing Rules), met six times in 2017 and operates under a written charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.yrcw.com. As provided in the Committee’s charter, the Committee’s responsibilities include overseeing the quality and integrity of our financial reporting, including our systems of disclosure controls and procedures and internal controls, the qualifications and independence of our external auditors and the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017 with management, including a discussion of the quality and acceptability of our financial reporting as of and for the year ended December 31, 2017 and the effectiveness of our system of internal controls as of December 31, 2017.

The Committee reviewed with the independent registered public accounting firm, KPMG, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality and acceptability of our financial reporting, the effectiveness of the Company’s internal control and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). In addition, the Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

The Committee has discussed with KPMG its independence from the Company and its management, including the written disclosures and the letter from KPMG required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Committee also has considered whether the provision by KPMG of non-audit professional services is compatible with maintaining its independence.

The Committee also discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Committee also meets in executive session separately with the internal auditors, KPMG, Company management and the Company’s general counsel at least annually.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC. The Committee also reappointed KPMG as our independent registered public accounting firm for our 2018 fiscal year.    KPMG has served as our independent registered public accounting firm since 2002.

Raymond J. Bromark, Chairman
Douglas A. Carty
Robert L. Friedman

AUDIT AND AUDIT-RELATED FEES

The following fees were paid to KPMG for 2017 and 2016:

	2017	2016
Audit fees (1)	$2,665,006	$3,251,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	20,000	(2)

Total	$2,665,006	$3,271,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.
(2)	Represents fees for professional services provided in connection with a technology-related project.

Pursuant to the Audit & Ethics Committee charter, the Audit & Ethics Committee pre-approves all audit and non-audit services provided by our independent auditor. The Chairman of the Audit & Ethics Committee may pre-approve the provision of audit and non-audit services up to $100,000, provided that any approval by the Chairman of the Audit & Ethics Committee must be reported to the full Audit & Ethics Committee at its next meeting. This delegation of authority was established to handle approval of audit and non-audit services prior to engagement of the independent auditor before the next scheduled Audit & Ethics Committee meeting. The Audit & Ethics Committee pre-approved all audit and other services and fees for 2017. None of the services provided by our independent auditor were approved by the Audit & Ethics Committee pursuant to the exception in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policies and Procedures

Our Board has adopted a written Related Party Transaction Policy. Our Related Party Transaction Policy requires that a Related Party (as defined as in the policy) must promptly disclose to our General Counsel any Related Party Transaction (defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which we are a participant, the aggregate amount involved exceeds $120,000 during any 24-month period and the Related Party has or will have a direct or indirect interest or any business, consulting or professional relationship between a Related Party and a major supplier or customer) and all material facts with respect thereto. Our General Counsel will then promptly communicate that information to our Governance Committee. No Related Party Transaction will be consummated or will continue without the approval or ratification of our Governance Committee. If advance Governance Committee approval is not feasible, then the Related Party Transaction will be considered and may be ratified, modified or terminated as the Governance Committee may determine at its next regularly-scheduled meeting. In determining whether to approve or ratify a Related Party Transaction, our Governance Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available from an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. It is our policy that directors interested in a Related Party Transaction will recuse themselves from any vote on a Related Party Transaction in which they have an interest.

Related Party Transactions

Logistics Planning Services (LPS), which does business with the Company, was acquired by GlobalTranz Enterprises, Inc. (GlobalTranz) in May 2017. Prior to the GlobalTranz acquisition, Justin M. Hall, our Chief Customer Officer, and his family owned LPS via their ownership of Hall Enterprises, Inc. (HEI), the sole shareholder of LPS. Mr. Hall’s stake in HEI was 14.9%. Mr. Hall served as a director of HEI and his father served as the chairman of the board. Immediately prior to joining the Company in 2015, Mr. Hall served as the president of LPS. In 2017 and 2016, the Company had approximately $0.6 million and $5.1 million, respectively, in revenues related to transportation services and $0.2 million and $3.3 million, respectively, in purchased transportation expense for transportation management and logistics services with LPS. Mr. Hall does not set pricing, negotiate transactions, or otherwise control the Company’s business relationship with LPS.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit & Ethics Committee has appointed KPMG as our independent registered public accounting firm for fiscal year 2018. KPMG has confirmed to the Audit & Ethics Committee that they are independent accountants with respect to us.

Our Board submits the Audit & Ethics Committee’s appointment of our independent auditor for ratification by Stockholders at each annual meeting. Representatives of KPMG are expected to be present at this Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Effect of the Proposal

Although Stockholder ratification is not required, if Stockholders do not ratify the appointment of KPMG as our independent registered public accounting firm for fiscal year 2018, the Audit & Ethics Committee will reconsider the appointment.

Required Vote

Proposal 2 requires approval of a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3:

ADVISORY PROPOSAL ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and in accordance with SEC rules, we are asking Stockholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.

This advisory vote is not intended to address any specific element of executive compensation, but is instead intended to address the overall compensation of our NEOs as disclosed in this proxy statement. As selected by our Stockholders at the 2017 Annual Meeting of Stockholders and approved by our Board, an advisory vote to approve the compensation of our NEOs is held annually.

Executive compensation is an important issue for our Stockholders. As described in Compensation Discussion and Analysis, the Compensation Committee is responsible for establishing and implementing our executive compensation philosophy and practices. The Compensation Committee has adopted a market-based executive compensation program that supports our near- and long-term strategic objectives by attracting and retaining high-caliber executives tasked with achieving continuous improvement in our operating results and motivating executives to achieve high levels of performance without excessive risk taking. Our Compensation Committee believes our executive officers should be compensated competitively consistent with our strategy, sound corporate governance principles, our particular circumstances and stockholders’ interests.

We urge you to read Compensation Discussion and Analysis and the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our NEOs.

Effect of the Proposal

This advisory resolution, commonly referred to as a say-on-pay resolution, is not binding on us, the Board or Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions previously made by the Board or Compensation Committee. Because we highly value the opinions of our Stockholders, however, our Board and Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Required Vote

Proposal 3 requires approval of a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

OTHER MATTERS

Our Board does not intend to bring any other business before the Annual Meeting and is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed form of proxy to vote in accordance with their best judgment.

10990 ROE AVENUE OVERLAND PARK, KS 66211 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 24, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 24, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your signed and dated proxy card by 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 24, 2018 in order to be counted.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E39238-P02678 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY    YRC WORLDWIDE INC.     ForWithhold For AllTo withhold authority to vote for any individual AllAll Exceptnominee(s), mark “For All Except” and write the The Board of Directors of YRC Worldwide Inc. number(s) of the nominee(s) on the line below. (the “Company”) recommends a vote FOR all director matters nominees are listed proposed below by and the FOR Company. proposals 2 and 3. All ! !! 1.Election of Directors (term expires 2019) Nominees: 01)Raymond J. Bromark 05)Michael J. Kneeland 02)Matthew A. Doheny 06)James L. Welch 03)Robert L. Friedman07)James F. Winestock 04)James E. Hoffman08)Patricia M. Nazemetz For Against Abstain 2.The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018. !!! 3.Advisory vote to approve the compensation of our named executive officers.!!! NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. For address changes and/or comments, please check this box and write them! on the back where indicated. Please indicate if you plan to attend this meeting.!! YesNo Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

Website available 24 hours a day, 7 days a week    ELECTRONIC DELIVERY Reduce paper mailed to your home and help lower ACT NOW...IT’S FAST & EASY YRC Worldwide Inc.‘s printing and postage costs! Just follow these 5 easy steps: ïµ Log www onto .icsdelivery the Internet .com at YRC Worldwide Inc. is pleased to offer the convenience of viewing Proxy Statements, Annual Reports to Stockholders and Enter your 16 digit security code appearing on the related materials on-line. With your consent, we can stop sending ï¶ reverse side paper copies of these documents beginning next year and until you notify us otherwise.ï· Enter your Social Security or Tax I.D. Number To participate, follow the easy directions on the right. You will receive ï¸ Enter your e-mail address notification when the materials are available for review. ï¹ which Enter a will PIN be number used for of electronic your choice voting    Reminder: Electronic Voting is also available. You may vote these shares by telephone or over the Internet. Voting electronically is quick, easy, and also saves the Company money. Just follow the instructions on your Proxy Card. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 1, 2018: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.    E39237-P02678    YRC WORLDWIDE INC. PROXY ANNUAL MEETING OF STOCKHOLDERS, MAY 1, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James L. Welch and James A. Fry, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock and Series A Voting Preferred Stock of YRC Worldwide Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of YRC Worldwide Inc., to be held at the Company’s Corporate Headquarters, 10990 Roe Avenue, Overland Park, Kansas, on May 1, 2018 at 10:00 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of YRC Worldwide Inc. and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.    Address Changes/Comments:    (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed on the reverse side.)

10990 ROE AVENUE OVERLAND PARK, KS 66211    VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 30, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 30, 2018. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your signed and dated proxy card by 11:59 P.M. Eastern Time (10:59 P.M. Central Time) on April 30, 2018 in order to be counted.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E39236-P02678 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY    YRC WORLDWIDE INC.     ForWithhold For AllTo withhold authority to vote for any individual AllAll Exceptnominee(s), mark “For All Except” and write the The Board of Directors of YRC Worldwide Inc. number(s) of the nominee(s) on the line below. (the “Company”) recommends a vote FOR all director nominees listed below and FOR proposals 2 and 3. All ! !! matters are proposed by the Company. 1.Election of Directors (term expires 2019) Nominees: 01)Raymond J. Bromark 05)Michael J. Kneeland 02)Matthew A. Doheny 06)James L. Welch 03)Robert L. Friedman07)James F. Winestock 04)James E. Hoffman08)Patricia M. Nazemetz For Against Abstain 2.The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018. !!! 3.Advisory vote to approve the compensation of our named executive officers.!!! NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.    For address changes and/or comments, please check this box and write them ! on the back where indicated. Please indicate if you plan to attend this meeting. ! ! Yes No Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.    Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Website available 24 hours a day, 7 days a week    ELECTRONIC DELIVERY    Reduce paper mailed to your home and help lower YRC Worldwide Inc.‘s printing and postage costs! YRC Worldwide Inc. is pleased to offer the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending paper copies of these documents beginning next year and until you notify us otherwise. To participate, follow the easy directions on the right. You will receive notification when the materials are available for review.    ACT NOW IT’S FAST & EASY Just follow these 5 easy steps:     Log onto the Internet at ïµ www.icsdelivery.com Enter your 16 digit security code appearing on the ï¶ reverse side ï· Enter your Social Security or Tax I.D. Number ï¸ Enter your e-mail address Enter a PIN number of your choice ï¹ which will be used for electronic voting Reminder: Electronic Voting is also available. You may vote these shares by telephone or over the Internet. Voting electronically is quick, easy, and also saves the Company money. Just follow the instructions on your Proxy Card. Participants in the Teamster-National 401(k) Savings Plan have the right to direct the Board of Trustees of the Teamster-National 401(k) Savings Plan regarding how to vote the shares of YRC Worldwide Inc. common stock attributable to these individual accounts at the Annual Meeting of Stockholders to be held May 1, 2018. Shares attributable to participant accounts will be voted as directed. If a participant’s vote is not received by April 24, 2018, shares attributable to that participant’s account will be voted in proportion to directions received from other plan participants. Participant votes are tabulated confidentially. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 1, 2018: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.    E39239-P02678    YRC WORLDWIDE INC. PROXY ANNUAL MEETING OF STOCKHOLDERS, MAY 1, 2018 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints James L. Welch and James A. Fry, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of YRC Worldwide Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of YRC Worldwide Inc., to be held at the Company’s Corporate Headquarters, 10990 Roe Avenue, Overland Park, Kansas, on May 1, 2018 at 10:00 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of YRC Worldwide Inc. and of the accompanying proxy statement and revokes any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.    Address Changes/Comments:    (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed on the reverse side.)